SCHEDULE 14A INFORMATION
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Classic Vacation Group, Inc.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUMMARY TERM SHEET

THE PARTIES
THE PROPOSAL
The Closing
Representations and Warranties
Certain Covenants
Conditions to Closing
Termination
The Purchaser Note Purchase Agreement
The Special Payments
Description of the Plan of Liquidation
Liquidation and Dissolution Procedures
Powers of the Company Following Dissolution
Termination
Judicial Supervision of Liquidation
Estimated Amount Available for the Final Distribution
Voting Agreements and Irrevocable Proxy
Recommendation of the Board of Directors
Interests of Certain Persons in the Proposal
Regulatory Approvals
No Appraisal Rights
Certain Federal Income Tax Consequences
To the Company
To the Shareholders
Effect of the Proposal on the Company’s Shareholders
Change in Market Value
Trading of the Company’s Common Stock
Deregistration Under the Securities Exchange Act
Potential Shareholder Liability
Financial Information
THE SPECIAL MEETING
Time, Date and Place
Matters to be Considered at the Special Meeting
Voting and Record Date
Proxies
ADDITIONAL INFORMATION ABOUT THE COMPANY
Recent Sales of Certain of the Company’s Subsidiaries
Security Ownership of Certain Beneficial Owners and Management
Documents Incorporated by Reference
PLAN OF LIQUIDATION
PLAN OF MERGER

CLASSIC VACATION GROUP, INC.

One North First St., Suite 300
San Jose, California 95113
(408) 882-8455

February 14, 2002

Dear Shareholder:

      You are cordially invited to attend a Special Meeting of the shareholders of Classic Vacation Group, Inc., a New York corporation (the “Company”), to be held on March 8, 2002, at 9:00 a.m. local time, at the Company’s offices at One North First St., Suite 300, San Jose, California 95113.

      At the Special Meeting, the holders of the Company’s common stock, par value $.01 per share (the “Common Stock”), will be asked to consider and vote upon a proposal:

(a)	To approve the sale by the Company of substantially all of its assets to Expedia, Inc., a Washington corporation (the “Purchaser”), for approximately $5 million in cash plus the cancellation of approximately $47 million of the Company’s outstanding debt and the assumption of certain liabilities (the “Sale Transaction”), all to be effected pursuant to an Asset Purchase Agreement, dated as of January 22, 2002; and

(b)	To approve and authorize a proposed Plan of Liquidation and Dissolution of the Company (the “Plan of Liquidation”) including the possible merger of the Company into a liquidating trust pursuant to a proposed Plan of Merger, if the Board determines in its reasonable judgment that the utilization of such a liquidating trust would be cost-efficient or otherwise in the best interests of the Company’s shareholders.

      Details of the Sale Transaction and Plan of Liquidation (together, the “Proposal”) are set forth in the enclosed Proxy Statement, which you are urged to read carefully.

      Your Board of Directors believes that the Proposal is in the best interests of the Company and its shareholders. In arriving at its decision to recommend the Proposal, the Board carefully reviewed and considered the terms and conditions of the Proposal and the factors described in the enclosed Proxy Statement. These factors included a recommendation to approve this transaction made by a Special Committee of the Board constituted to evaluate (a) a pending tender offer previously announced by an affiliate of (i) the Company’s principal lender, an affiliate of Three Cities Research, Inc. (together with its affiliates, “TCR”), and (ii) the Company’s majority shareholder, Thayer Equity Investors III, L.P. (together with its affiliates, “Thayer,” and such offer the “TCR/Thayer Tender Offer”), and (b) any proposed alternative financing transactions to the TCR/Thayer Tender Offer. Your Board of Directors has unanimously approved the Proposal and recommends that holders of Common Stock vote FOR approval of the Proposal.

      Approval of the Proposal requires the affirmative vote of the holders of two-thirds of the Company’s issued and outstanding shares of Common Stock. Consummation of the Proposal will result in the termination of substantially all of the Company’s current operations. Please note that Thayer currently owns greater than two-thirds of the Company’s issued and outstanding shares of Common Stock and has entered into an agreement with the Purchaser to vote its shares in favor of the Proposal.

      Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card in the enclosed envelope for which postage has been paid. If you attend the Special Meeting and wish to vote in person, you may do so by withdrawing your proxy prior to the Special Meeting. Under New York law, if you abstain from voting, your abstention will have the same effect as a “no” vote for purposes of determining whether approval of the Proposal has been obtained.

Very truly yours,

Ronald M. Letterman

Vice Chairman, President and
Chief Executive Officer

CLASSIC VACATION GROUP, INC.

One North First St., Suite 300
San Jose, California 95113
(408) 882-8455

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 8, 2002

       THIS IS NOTICE that a Special Meeting of the shareholders (the “Special Meeting”) of Classic Vacation Group, Inc., a New York corporation (the “Company”), will be held on March 8, 2002 at 9:00 a.m. local time, at the Company’s offices at One North First St., Suite 300, San Jose, California 95113, for the purpose of considering and voting upon the following matters:

1.	A proposal:

(a)	To approve the sale by the Company of substantially all of its assets to Expedia, Inc., a Washington corporation, for approximately $5 million in cash plus the cancellation of approximately $47 million of the Company’s outstanding debt and the assumption of certain liabilities, all to be effected pursuant to an Asset Purchase Agreement, dated as of January 22, 2002; and

(b)	To approve and authorize a proposed Plan of Complete Liquidation and Dissolution of the Company including the possible merger of the Company into a liquidating trust pursuant to a proposed Plan of Merger, if the Board determines in its reasonable judgment that the utilization of such a liquidating trust would be cost-efficient or otherwise in the best interests of the Company’s shareholders.

2.	Such other business as may properly come before the Special Meeting and any adjournment thereof.

      The board of directors has fixed February 8, 2002 as the record date of the Special Meeting. Only shareholders of record at the close of business on that date will receive notice of and be entitled to vote at the Special Meeting. All shareholders are cordially invited to attend the Special Meeting.

By the order of the Board of Directors,

Ronald M. Letterman

Vice Chairman, President and
Chief Executive Officer

San Jose, CA

February 14, 2002

      Whether or not you plan to attend the Special Meeting, you are urged to sign, date and return the enclosed proxy in the accompanying pre-addressed envelope which requires no postage stamp. Your proxy may be revoked prior to the voting by filing with the secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

CLASSIC VACATION GROUP, INC.

One North First St., Suite 300
San Jose, California 95113
(408) 882-8455

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS
MARCH 8, 2002

       This Proxy Statement is being furnished to the holders as of February 8, 2002 (the “Record Date”) of common stock, par value $.01 per share (the “Common Stock”), of Classic Vacation Group, Inc., a New York corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board” or the “Board of Directors”), for use at a Special Meeting (the “Special Meeting”) of shareholders of the Company (the “Shareholders”) to be held on March 8, 2002, at 9:00 a.m. local time at the Company’s offices at One North First St., Suite 300, San Jose, California 95113. This Proxy Statement and the accompanying Proxy are first being mailed to the Shareholders of the Company on or about February 14, 2002.

      At the Special Meeting, the holders of the Company’s common stock, par value $.01 per share (the “Common Stock”), will be asked to consider and vote upon a proposal:

(a)	To approve the sale by the Company of substantially all of its assets to Expedia, Inc., a Washington corporation (the “Purchaser”), for approximately $5 million in cash plus the cancellation of approximately $47 million of the Company’s outstanding debt and the assumption of certain liabilities (the “Sale Transaction”), all to be effected pursuant to an Asset Purchase Agreement, dated as of January 22, 2002 (the “Asset Purchase Agreement”); and

(b)	To approve and authorize a proposed Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Liquidation”) including the possible merger of the Company into a liquidating trust pursuant to a proposed Plan of Merger (the “Plan of Merger”), if the Board determines in its reasonable judgment that the utilization of such a liquidating trust would be cost-efficient or otherwise in the best interests of the Shareholders.

      Details of the Sale Transaction and Plan of Liquidation (collectively, the “Proposal”) are set forth in this Proxy Statement, which you are urged to read carefully.

      Your Board of Directors has unanimously approved the Proposal and recommends that holders of Common Stock vote FOR approval of the Proposal.

      No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. All information pertaining to the Purchaser and its affiliates contained in this Proxy Statement has been supplied by the Purchaser.

SUMMARY TERM SHEET

      The following is a brief summary of information contained elsewhere in this Proxy Statement. This summary is not a complete statement of all information, facts or materials to be voted on at the Special Meeting. This summary should only be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in this Proxy Statement and the Exhibits hereto. Unless otherwise defined, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. Shareholders are urged to review carefully this Proxy Statement and the Exhibits hereto in their entirety.

The Parties (See page 11)

Classic Vacation Group, Inc.

One North First St., Suite 300
San Jose, California 95113
(408) 882-8455

      The Company assembles air, hotel, rental car and other travel components in bulk and provides complete vacations to travelers primarily through other resellers of travel including retail travel agents. The Company primarily provides flexible independent travel programs for individuals. The Company conducts substantially all of its business through its wholly owned subsidiary, Classic Custom Vacations, a California corporation (“CCV”). The Company’s common stock is traded on the American Stock Exchange under the ticker symbol “CLV.”

      The Company’s principal lenders, affiliates of Three Cities Research, Inc. (together with its affiliates, “TCR”), and the Company’s majority Shareholder, Thayer Equity Investors III, L.P. (“Thayer”), have certain interests in the Company and the Proposal set forth in more detail in the sections below captioned “The Proposal — Background,” “The Proposal — Description of the Sale Transaction Pursuant to the Asset Purchase Agreement,” “The Proposal — The Special Payments” and “The Proposal — Interests of Certain Persons in the Proposal.”

Expedia, Inc.

13810 SE Eastgate Way, Suite 400
Bellvue, Washington 98005
(425) 564-7200

      Expedia, Inc., a Washington corporation, is a leading provider of branded online travel services for leisure and business travelers. Expedia operates its own website, located at Expedia.com®, with localized versions in the United Kingdom, Germany, Canada, Italy and the Netherlands. Expedia® also operates the VacationSpot.comTM and Rent-a-Holiday.com websites, a Travelscape® sales call center in Las Vegas, and a call center in Tacoma, Washington. Expedia offers one-stop travel shopping and reservation services, providing reliable, real-time access to schedule, pricing and availability information for over 450 airlines, 4,500 lodging properties, all major car rental companies, dozens of vacation and cruise suppliers and an increasing number of local destination services providers. As of January 15, 2002, Expedia employed approximately 975 full-time employees. The Purchaser’s common stock is traded on the Nasdaq National Market System under the ticker symbol “EXPE.”

The Proposal (See page 11)

Description of the Sale Transaction Pursuant to the Asset Purchase Agreement (See page 14)

      The Company and CCV have entered into an Asset Purchase Agreement, dated as of January 22, 2002, with the Purchaser. The Asset Purchase Agreement provides for the Sale Transaction consisting of the sale by the Company of substantially all of the assets and liabilities of CCV to the Purchaser for an aggregate purchase price of $5,037,488.75 in cash and cancellation of approximately $47 million of the Company’s debt.

The Purchaser has agreed, pursuant to a note purchase agreement, to purchase such debt from GV Investment, LLC, an affiliate of TCR (“GVI”), and CVG Investment, LLC, an affiliate of TCR and Thayer (“CVGI”), in exchange for either cash or the Purchaser’s common stock or some combination thereof, which cash, together with the net proceeds of the sale of such stock, is equal to the face value of such debt plus interest. Pursuant to this note purchase agreement, the Purchaser has agreed to cancel the convertible and exchangeable debt it receives from CVGI and GVI in exchange for demand replacement notes to be issued by the Company for the same face value, interest terms and default interest terms, which demand replacement notes will be cancelled as part of the purchase price under the Asset Purchase Agreement. The note purchase agreement is described in more detail below in the section captioned “The Proposal — Description of the Sale Transaction Pursuant to the Asset Purchase Agreement — The Purchaser Note Purchase Agreement.”

      Because the Company has disposed of, or wound down, all of its businesses not related to CCV, the Sale Transaction will leave the Company with no travel operations. Accordingly, following consummation of the Asset Purchase Agreement, the Company intends to convert all of its remaining assets to cash and to implement the Plan of Liquidation, whereby the Company or its successor will retire all of the Company’s remaining liabilities and distribute any remaining cash to the Shareholders. The Asset Purchase Agreement contains certain standard representations and warranties, covenants, closing conditions and termination provisions described in more detail below.

The Special Payments (See page 18)

      In connection with the repayment by the Purchaser of the debt held by CVGI and GVI, GVI has agreed to pay the Company’s transfer agent, within 45 days after the repayment of the debt, an aggregate of $661,016, with an irrevocable and unconditional instruction to the transfer agent to distribute such amount to the Shareholders (excluding GVI and Thayer) at the rate of $0.15 per share (the “GVI Distribution”). In addition, Thayer has agreed to pay GVI, within 40 days after the repayment of the debt, an aggregate of $484,745 to be forwarded to the transfer agent by GVI concurrently with the payment of the $661,016, with an irrevocable and unconditional instruction to the transfer agent to distribute such amount to the Shareholders (excluding GVI and Thayer) at the rate of $0.11 per share (the “Thayer Distribution”). These payments totalling $0.26 per share to the Shareholders (excluding GVI and Thayer) are referred to herein as the “Special Payments.”

Description of the Plan of Liquidation (See page 18)

      Pursuant to the Asset Purchase Agreement, the Company has agreed to liquidate its assets in accordance with New York law as soon as practicable after the Closing to be held under the Asset Purchase Agreement and distribute to the Shareholders any remaining proceeds after discharging all remaining liabilities.

      Concurrently with execution of the Asset Purchase Agreement, the Company entered into the Liquidation and Indemnification Agreement, dated as of January 22, 2002 (the “Liquidation Agreement”), with the Purchaser, Thayer and Debbie A. Lundquist, the Company’s current Executive Vice President, Chief Financial Officer and Treasurer, who, following the Sale Transaction will be an employee of the Purchaser. Pursuant to the Asset Purchase Agreement the Company agreed to, in accordance with the Liquidation Agreement, effect a liquidating distribution to the Shareholders consisting of any cash remaining after payment of all amounts owed to any creditors of Classic including any federal, state or local taxes payable by the Company and its affiliates (including CCV). Such distribution may occur all at once or in a series of distributions.

      The Company is currently considering the most effective means of effecting the liquidating distribution, including the possibility of transferring the Company’s assets to, or merging the Company into, a liquidating trust thereby potentially allowing it to reduce its expenses. It is presently contemplated that the Company’s transfer of assets to the liquidating trust would be effected by a merger with and into a liquidating trust. Accordingly, as part of the Proposal and the Plan of Liquidation, Shareholders are being asked, in accordance with New York law, to approve the Plan of Merger attached as Exhibit B hereto.

      Although there can be no assurance that any amount will remain after the Company has discharged its remaining liabilities following the consummation of the Sale Transaction, any amounts actually remaining will be distributed to the Shareholders either by the Company or through the liquidating trust. Because of uncertainties relating to the amount of the Company’s liabilities after the Sale Transaction, at this time the Company is only able to provide a very rough estimate of the proceeds that would be available to the Shareholders in any potential liquidating distribution. The Company estimates that as a result of the consummation of the Plan of Liquidation, between $0.11 and $0.25 per share may be available for distribution to the Shareholders. There can be no assurance that amounts estimated will be realized since realization is dependent upon a number of factors beyond the Company’s control including the amount of the transaction costs related to the financing from TCR and Thayer (including the pending tender offer), the note purchase agreement for the sale of the Notes and the Asset Purchase Agreement (and the transactions related thereto and contemplated thereby), assertion of unanticipated liabilities and the actual realization of certain miscellaneous assets and finalization of obligations to be paid. Any increase in the Company’s actual obligations or decrease in its realization of assets will reduce the per share amounts to be distributed to the Shareholders.

Voting Agreements and Irrevocable Proxy (See page 21)

      In connection with the repayment of the debt held by CVGI and GVI, the Purchaser has entered into agreements with Thayer and GVI pursuant to which each of Thayer and GVI have agreed to vote in favor of the Proposal and to grant the Purchaser an irrevocable proxy to vote the shares held by each of them in favor of the Proposal.

Recommendation of the Board of Directors (See page 21)

      The Board of Directors believes that the Proposal is fair to and in the best interests of the Company and its Shareholders. Accordingly, the Board of Directors has unanimously approved the Proposal and recommends to the Company’s Shareholders that they vote FOR the approval of the Proposal. The Board of Directors has determined that the Proposal represents an opportunity to sell the Company’s assets at acceptable valuations given current market conditions and the pending tender offer made by an affiliate of TCR and Thayer. In reaching its decision, the Board considered the terms of the various transaction documents and the recommendation of a special committee of independent directors (the “Special Committee”) to approve the transactions. The Special Committee considered the imminent expiration and expected closing of the tender offer made by an affiliate of TCR and Thayer, the fact that the Proposal represents the best offer available after diligent efforts by the Company and the Special Committee’s financial advisor to secure additional offers and the fact that the Proposal provides for the payment of at least $0.26 per share to the Company’s Shareholders in comparison to the $0.15 per share the Company’s Shareholders would receive in the tender offer. In light of the foregoing and the current market valuation of the Company, the Special Committee determined that, in its judgment, the transactions are, under the circumstances, fair to and in the best interests of the Company and the Shareholders.

Regulatory Approvals (See page 22)

      No state or federal regulatory approval is required in connection with the Sale Transaction other than the expiration or termination of a waiting period under federal antitrust laws, if applicable. No state or federal regulatory approval is required in connection with the Plan of Liquidation other than obtaining of consent by the Company from the Tax Commission for the State of New York prior to effecting a dissolution under New York law if the Company is not merged into a liquidating trust.

No Appraisal Rights (See page 22)

      There are no dissenters’ rights of appraisal in connection with the Sale Transaction, the Plan of Liquidation or, if consummated, the merger contemplated by the Plan of Merger.

Certain Federal Income Tax Consequences (See page 23)

To the Company (See page 23)

      The sale of the Company’s (and CCV’s) assets pursuant to the Asset Purchase Agreement and liquidation of the Company’s assets pursuant to the Plan of Liquidation will be taxable transactions with respect to the Company (and CCV) to the extent that any gain or loss is realized. The Company (and CCV) will realize gain or loss measured by the difference between the proceeds received by them on such sale and the Company’s (and CCV’s) tax basis in the assets. For purposes of calculating gain or loss, the proceeds received by the Company (and CCV) will include the cash received by the Company (and CCV), the amount of the Company’s (and CCV’s) indebtedness that is cancelled or assumed, any other consideration received by the Company (and CCV) for their assets. It is anticipated that the Company (and CCV) will have sufficient current losses to offset any gain for regular Federal income tax purposes.

      The Company (and CCV) may be subject to state income taxes to the extent that gains exceed losses for state tax law purposes, but does not anticipate that such taxes, if any, will be significant.

To the Shareholders (See page 23)

      Generally, any gain or loss recognized by a Shareholder of the Company on the liquidation of the Company will constitute a capital gain or loss so long as such Shareholder holds his shares as a capital asset. In general, the amount of gain or loss recognized by a Shareholder on the liquidating distribution by the Company will be measured as the amount by which the cash (or other property) received by such Shareholder in the liquidating distribution of the Company exceeds or is less than his tax basis in the shares of Common Stock redeemed in the liquidation. While the issue is not free from doubt, the Company believes that the Shareholders may take the position that the Special Payments are in respect of the Company’s liquidation given that the Special Payments are required in connection with the repayment of the Company’s debt, the sale of its assets and the distribution by the Company of all remaining sale proceeds in complete redemption of all of the Company’s outstanding Common Stock — all of which steps are integral components of the Company’s Plan of Liquidation. As such, the Special Payments would be treated as part of the consideration received by Shareholders in exchange for the termination of their interest in the Company and would therefore be part of the proceeds taken into account in determining their gain or loss on liquidation of the Company. No assurance can be given, however, that the IRS would not take a view that the Special Payments are, for federal income tax purposes, equivalent to a dividend and taxable as ordinary income, particularly if a Shareholder disposes of his Common Stock after the Special Payments are made and before the final liquidating distribution, if any, is made.

      If the Shareholders receive interests in a liquidating trust, whether by merger or otherwise, Shareholders will be treated for tax purposes at the time of transfer as having received their pro rata share of cash or other property transferred to the liquidating trust, reduced by the amount of liabilities assumed by the liquidating trust or to which the property transferred is subject. The liquidating trust itself should not be subject to tax. After acquisition of interests in the liquidating trust, the Shareholders must take into account for Federal income tax purposes each year their allocable portion of any income, expense, gain or loss recognized by the liquidating trust. As a result of the transfer of property to the trust and ongoing operations of the trust, Shareholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust with which to pay the tax.

      The foregoing summary is based on current law (which is subject to change) and is provided for general information only.

      Because the tax consequences of the Special Payments and the liquidation of the Company may vary depending upon the particular circumstances of each Shareholder and other factors, Shareholders are urged to consult with their tax advisers to determine the particular tax consequences to them of the Special Payments and the liquidation and the application and effect of state, local, and foreign income and other tax laws.

Effect of the Proposal on the Company’s Shareholders (See page 24)

      Upon payment of the Special Payments by GVI and Thayer to the unaffiliated public Shareholders, the residual value in the Common Stock will be the right to receive the proceeds of the liquidating distribution. As a result, it is likely that the market value of the Common Stock will decrease significantly after this payment is made.

      In order to reduce expenses before the liquidating distribution, after the Special Payments are made to the Shareholders and after consummation of the sale of the Company’s assets to the Purchaser pursuant to the Asset Purchase Agreement, the Company may delist its Common Stock from trading on the American Stock Exchange and may deregister from the public company reporting obligations under federal securities laws. The Company may also delist and deregister in connection with consummating the merger contemplated by the Plan of Merger. Upon delisting there will no longer be a public market for the Company’s common stock and upon deregistration the Shareholders will no longer be entitled to receive annual reports, quarterly reports, current reports or other similar information from the Company under the federal securities laws.

      While the Board believes that, following the assumption of the liabilities of CCV by the Purchaser as contemplated by the Asset Purchase Agreement, there will be sufficient funds available from the sale of the Company’s (and CCV’s) assets to cover all remaining known obligations and liabilities of the Company (and CCV), and while the liquidating distribution will not be made if and to the extent that the Company has any known contingent liabilities (other than such as the Board believe have been provided for), there can be no assurance that unanticipated claims will not arise against the Company and/or its officers and directors. If such unanticipated claims arise and are not satisfied through insurance proceeds, if applicable, each Shareholder may be jointly and severally liable for such claims up to the amount received by such Shareholder in the liquidating distribution.

The Special Meeting (See page 31)

Time, Date and Place; Matters to be Considered (See page 31)

      The Special Meeting will be held on March 8, 2002, at 9:00 a.m. local time, at the Company’s offices at One North First St., Suite 300, San Jose, California 95113. At the Special Meeting, the Shareholders will be asked to consider and vote upon the Proposal and conduct such other business as may properly come before the Special Meeting and any adjournment thereof.

Voting and Record Date (See page 31)

      The Board of Directors has fixed February 8, 2002, as the record date for determining holders of Common Stock of record entitled to receive notice of and to vote at the Special Meeting. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, with respect to the approval of the Proposal and any other matter to be submitted to a vote of Shareholders at the Special Meeting.

      The presence at the Special Meeting, in person or by a proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be counted by the persons appointed by the Company to act as the inspectors for the meeting. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

      The sale of substantially all of the Company’s assets requires an affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock. Abstentions, “broker non-votes” and failures to vote will have the same effect as “no” votes.

      The Board has unanimously approved the Proposal and recommends a vote FOR the approval of the Proposal. The Company is seeking Shareholder approval of the Proposal. If the Company fails to obtain approval of the Proposal by the Shareholders, the Company will not proceed with the Sale Transaction or the Plan of Liquidation. Please note, however, that Thayer owns greater than two-thirds of the Company’s issued and outstanding shares of Common Stock and has entered into an agreement with the Purchaser to vote its shares in favor of the Proposal.

Proxies (See page 31)

      All shares of Common Stock that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the choices marked thereon by the Shareholders. Unless a contrary choice is marked, the shares will be voted FOR approval of the Proposal. At the time this Proxy Statement was mailed to Shareholders, the Board of Directors was not aware that any other matters not referred to herein would be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, the persons designated in the proxy intend to vote the shares represented thereby in accordance with their best judgment.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

Exhibit A — Plan of Liquidation

Exhibit B — Plan of Merger

THE PARTIES

The Company and Classic Custom Vacations

      The Company assembles air, hotel, rental car and other travel components in bulk and provides complete vacations to travelers primarily through retail travel agents. The Company primarily provides flexible independent travel programs for individuals. The Company conducts substantially all of its business through its wholly owned subsidiary, CCV.

      The principal executive offices of the Company are located at One North First St., Suite 300, San Jose, California 95113 and the telephone number of the Company is (408) 882-8455. As of February 8, 2002, there were 14,392,825 shares of Common Stock outstanding. The Common Stock is traded on the American Stock Exchange under the ticker symbol “CLV.”

The Purchaser

      Expedia, Inc., a Washington corporation, is a leading provider of branded online travel services for leisure and business travelers. Expedia operates its own website, located at Expedia.com®, with localized versions in the United Kingdom, Germany, Canada, Italy and the Netherlands. Expedia® also operates the VacationSpot.comTM and Rent-a-Holiday.com websites, a Travelscape® sales call center in Las Vegas, and a call center in Tacoma, Washington. Expedia offers one-stop travel shopping and reservation services, providing reliable, real-time access to schedule, pricing and availability information for over 450 airlines, 4,500 lodging properties, all major car rental companies, dozens of vacation and cruise suppliers and an increasing number of local destination services providers. As of January 15, 2002, Expedia employed approximately 975 full-time employees. The principal executive offices of the Purchaser are located at 13810 SE Eastgate Way, Suite 400, Bellvue, Washington 98005 and the telephone number of the Purchaser is (425) 564-7200. The Purchaser’s common stock is traded on the Nasdaq National Market System under the ticker symbol “EXPE.”

THE PROPOSAL

Background

     Background of the TCR/ Thayer Tender Offer

      GVI currently owns approximately $32 million of the Company’s 9% Convertible Subordinated Notes due 2007 (the “9% Notes”), as well as 386,300 shares of Common Stock. Thayer currently owns 9,599,749 shares of Common Stock, excluding certain shares personally owned by two members of the Board that are affiliates and/or designees of Thayer. Until September 2001, two of TCR’s designees were also members of the Board. In addition, as of February 14, 2002, CVGI has purchased an aggregate of $15 million of the Company’s 7.5% Convertible Senior Subordinated Notes due 2006 and 7.5% Exchangeable Senior Subordinated Notes due 2006 (together the “7.5% Notes,” and collectively with the 9% Notes, the “Notes”) pursuant to a Note Purchase Agreement dated November 2, 2001 (the “CVGI Note Purchase Agreement”), described in more detail below.

      Following the terrorist attacks of September 11, 2001, the Company’s business was severely and negatively affected by a sharp reduction in the bookings of new trips as well as an increase in cancellations of existing reservations. Following extensive negotiations with the Company, on October 12, TCR and Thayer agreed to provide additional financing to the Company through CVGI. CVGI and the Company subsequently entered into the CVGI Note Purchase Agreement which provided, subject to certain conditions, that CVGI would purchase up to $24.25 million of the Company’s 7.5% Notes. One element of the CVGI Note Purchase Agreement was that CVGI would initiate a tender offer to take the Company private at a price of $0.15 per share (the “TCR/Thayer Tender Offer”). On November 13, CVGI, through a wholly owned subsidiary, launched the TCR/Thayer Tender Offer. Pursuant to the terms of the CVGI Note Purchase Agreement, during the pendency of the TCR/Thayer Tender Offer the Company had the right to seek a transaction with a third-party acquiror that would provide a price per share greater than the $0.15 offered to the Company’s unaffiliated public Shareholders in the TCR/Thayer Tender Offer.

      The Board initially adopted a neutral position with respect to whether the Shareholders should tender their shares in the TCR/Thayer Tender Offer. This neutral position was reflected in the Company’s response to the TCR/Thayer Tender Offer filed with the SEC on November 27. Following the filing of its response, however, the Board, acting through the Special Committee, discovered what it believed to be violations of certain of the SEC’s tender offer rules in the conduct of the tender offer by CVGI and its affiliates. As such, the Special Committee, acting on behalf of the Board, changed the Board’s recommendation with respect to the TCR/Thayer Tender Offer and recommended that the Shareholders not tender their shares in the TCR/Thayer Tender Offer. Please note that the Company’s response to the TCR/Thayer Tender Offer has been set forth in a Response to Offer to Purchase for Cash, as supplemented, previously mailed to the Shareholders and is available on the SEC’s website at http://www.sec.gov as an exhibit to the Company’s Schedule 14D-9, as amended, initially filed with the SEC on November 27, 2001.

      In forming CVGI, Thayer and TCR entered into a Capital Contribution Agreement to address issues related to CVGI’s capitalization. Certain provisions of the Capital Contribution Agreement provided the basis for some of the Special Committee’s concerns with respect to the legality and fairness of the TCR/Thayer Tender Offer. In one such provision, TCR granted Thayer an option to purchase the rights to $3,897,945 of principal amount of the proceeds of the 9% Notes held by TCR for an exercise price of $897,945 exercisable upon the termination of the CVGI Note Purchase Agreement (the “9% Notes Option”). Thus, in the event that the CVGI Note Purchase Agreement was terminated and the 9% Notes repaid in the context of a transaction with a third-party acquiror, Thayer would obtain $3 million not available to the unaffiliated public Shareholders.

      Following the execution of the CVGI Note Purchase Agreement, the Company and the Special Committee continued to work with its financial and legal advisors to identify and negotiate a transaction with a third-party acquiror that would be more favorable to the Shareholders than the TCR/Thayer Tender Offer. In the process of seeking and evaluating possible financing alternatives to the TCR/Thayer Tender Offer, the Company, through the Special Committee’s financial and legal advisors, together with representatives of Thayer, held discussions with the Purchaser, among others, regarding an acquisition of the Company by the Purchaser that would yield greater than $0.15 per share to the Shareholders. TCR indicated that it would only consent to any such transaction if the Notes, plus all outstanding interest on the Notes, were paid in full, but also indicated that if such repayment were to occur, TCR would pay the Company’s unaffiliated public Shareholders (i.e., Shareholders other than TCR and Thayer) $0.15 per share in connection with such repayment of the debt (the “TCR Distribution”).

      As noted above, the Capital Contribution Agreement provides that in the event that the CVGI Note Purchase Agreement was terminated in order to permit the Company to enter into a transaction with a third-party purchaser in a transaction in which the 9% Notes are repaid, Thayer would have the right to a payment of $3 million by exercising its 9% Notes Option. During the negotiations of the present transaction, it became clear to the Special Committee that Thayer intended to exercise the 9% Note Option. After discussions with the Special Committee, Thayer agreed to share the proceeds of the 9% Note Option with the Company’s public Shareholders. The agreement provided that since Thayer would not be sharing in the TCR Distribution, Thayer would retain $0.15 of the proceeds of the 9% Notes Option for each share of Common Stock owned by Thayer. Thayer would then share the remaining proceeds of the 9% Notes Option with the Company’s public Shareholders in accordance with their pro rata ownership of Common Stock. This pro rata distribution to the Company’s unaffiliated public Shareholders will yield approximately $0.11 per share (the “Thayer Distribution”). The TCR Distribution combined with the Thayer Distribution will result in the unaffiliated public Shareholders receiving a total of $0.26 per share while Thayer will retain $0.26 per share of the proceeds of the 9% Notes Option.

      Since the Special Payments will yield an aggregate of $0.26 per share to the Shareholders with the possibility of an additional amount upon liquidation of the Company, it is the view of the Special Committee and the Board that these transactions in the aggregate are superior to the TCR/Thayer Tender Offer.

      The TCR/Thayer Tender Offer was initially scheduled to expire on December 31, 2001, but was subsequently extended (as described in more detail in the following section) and is now scheduled to expire on 5:00 p.m., New York City time on February 15, 2002.

     Background of the Transactions with the Purchaser

      On November 19, 2001, the Company, through the Special Committee’s financial advisor, Dresdner Kleinwort Wasserstein (“DrKW”), received a proposal from the Purchaser to acquire CCV (the “November 19 Proposal”). The November 19 Proposal contemplated that the Purchaser would acquire all of the Company’s outstanding Notes for shares of the Purchaser’s common stock to be used to effect a repayment of the entire outstanding balance on the 7.5% Notes at face value and the 9% Notes at a discount. In addition the Purchaser would acquire, in exchange for cash, substantially all of the assets and liabilities of CCV as of September 30, 2001 plus certain cash to be transferred from the Company to CCV prior to the closing of the transaction. The Purchaser also indicated that following closing of the proposed transaction, it would be willing to use its commercially reasonable efforts to register for resale the shares of the Purchaser’s common stock that would be issued in repayment of the Company’s debt.

      Following receipt of the November 19 Proposal, the Company’s management and the Special Committee, through its legal counsel and DrKW, entered into discussions with the Purchaser and its legal counsel regarding the status of the pending TCR/Thayer Tender Offer. Since approval of any such proposal would require the consent of the Company’s principal lender and the approval of its majority shareholder, DrKW and the Company’s management also initiated discussions with TCR and Thayer regarding the November 19 Proposal.

      On December 14, 2001, the Company received a letter from a representative of TCR indicating that TCR would not accept a discounted repayment of the Notes it held or controlled or accept the stock of the Purchaser (or any other company) in satisfaction of its Notes.

      On December 27, after receiving verbal indications from the Purchaser that it would consider a new proposal that would contemplate payment in full of all the Company’s outstanding debt, counsel to the Company and the Special Committee presented a draft proposal to the Purchaser and its counsel.

      Also on December 27, TCR and Thayer extended the TCR/Thayer Tender Offer until 5:00 p.m., New York City time, on January 7, 2002.

      On December 29, after several discussions among the Purchaser, the Company and their respective counsel concerning the details of such proposal, a draft non-binding Letter of Intent (the “December 29 Letter of Intent”) reflecting a transaction which the Company and the Special Committee were in favor of attempting to consummate (but which would require the approval and participation of TCR and Thayer) was circulated among the Company and the Purchaser and their respective counsel. The December 29 Letter of Intent contemplated:

•	the repayment of a certain portion of the Notes by the Company;

•	the contribution by Thayer of $3 million of proceeds from the 9% Notes Option to pay transaction costs related to the financing from TCR and Thayer (including expenses related to the TCR/Thayer Tender Offer), this proposed transaction and a liquidating distribution of the Company’s assets;

•	the repayment of the entire outstanding balance on the Notes at face value;

•	The acquisition by the Purchaser of all of the outstanding shares of CCV for cash; and

•	A liquidating distribution to the Company’s Shareholders of the Company’s assets consisting of the proceeds from the Purchaser’s cash consideration from the sale of assets and any amount remaining from the amount contributed by Thayer after paying the expenses described above.

      While the steps above would have paid 100% of the outstanding face value of the outstanding Notes, GVI and CVGI would not have the certainty they desired that they would be able to sell the Purchaser’s stock and receive proceeds in the full amount of the outstanding Notes. Although the Company believed that the risk to the debtholders was low, TCR indicated that it was unwilling to accept stock with a value as of closing of 100%

of its debt value unless it would also be guaranteed that its net proceeds from the sale of that stock would equal 100% of such value.

      Between December 29 and January 6, 2002, the parties and their respective counsel entered into discussions regarding the December 29 Letter of Intent. The Company, the Special Committee, TCR and Thayer requested that the Purchaser merge with or otherwise acquire the Company instead of acquiring only the specified CCV assets and liabilities, but the Purchaser indicated that it was unwilling to acquire the Company due to concerns about certain potential liabilities of the Company and CCV, including potential liabilities to Shareholders related to the TCR/Thayer Tender Offer or otherwise.

      On January 6, 2002, in discussions among the parties and their respective legal counsel, the Purchaser indicated that it would be willing to provide a payment to GVI and CVGI either in additional shares of the Purchaser’s common stock or in cash, at the Purchaser’s discretion, for any shortfall in the net proceeds received by the debtholders between the time of closing the transaction and the sale of the Purchaser’s common stock, thereby guaranteeing that GVI and CVGI would receive net proceeds of 100% of the debt value plus any outstanding interest as of the closing date of such a transaction. Subsequently, the Special Committee requested that TCR and Thayer extend the TCR/Thayer Tender Offer to allow the parties time to negotiate transaction documents. On January 7, TCR and Thayer extended the TCR/Thayer Tender Offer until 5:00 p.m., New York City time, on January 18, 2002.

      The Company, the Purchaser, TCR and Thayer, and their respective counsel, proceeded, over the next several days, to negotiate definitive transaction documents. On January 18, final agreement regarding the terms of the definitive transaction documents had not been reached and TCR and Thayer extended the TCR/Thayer Tender Offer until 5:00 p.m., New York City time, on January 22, 2002. Final agreement regarding the terms of the definitive transaction documents had not been reached by the afternoon of January 22 and TCR and Thayer extended the TCR/Thayer Tender Offer until 5:00 p.m., New York City time, on January 25, 2002. The Purchaser and the Company reached final agreement early in the morning of January 23 and the parties agreed to date the transaction documents as of January 22. Subsequently, TCR and Thayer extended the TCR/Thayer Tender Offer until 5:00 p.m., New York City time, on February 15, 2002.

Description of the Sale Transaction Pursuant to the Asset Purchase Agreement

      The Company and CCV have entered into the Asset Purchase Agreement, dated as of January 22, 2002, with the Purchaser. The Asset Purchase Agreement provides for the Sale Transaction consisting of the sale by the Company of substantially all of the assets and liabilities of CCV to the Purchaser for an aggregate purchase price of $5,037,488.75 in cash and cancellation of approximately $47 million of the Company’s debt. The Purchaser has agreed, pursuant to a Note Purchase Agreement dated as of January 22, 2002, by and among the Purchaser, the Company, CVGI and GVI (the “Purchaser Note Purchase Agreement”), to purchase such debt from CVGI and GVI, in exchange for either cash or the Purchaser’s common stock or some combination thereof, which cash, together with the net proceeds of the sale of such stock, is equal to the face value of such debt plus interest, subject to certain adjustments. Pursuant to the Purchaser Note Purchase Agreement, the Purchaser has agreed to cancel the convertible and exchangeable debt it receives from CVGI and GVI in exchange for demand replacement notes to be issued by the Company for the same face value, interest terms and default interest terms, which demand replacement notes will be cancelled as part of the purchase price under the Asset Purchase Agreement. The Purchaser Note Purchase Agreement is described in more detail below in the section captioned “The Proposal — Description of the Sale Transaction Pursuant to the Asset Purchase Agreement — The Purchaser Note Purchase Agreement.”

      The following is a summary of the material provisions of the Asset Purchase Agreement and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement, a copy of which is attached as Exhibit A to the Company’s Schedule 14A, filed with the SEC on February 1, 2002, a copy of which can be found on the SEC’s website at http://www.sec.gov. Terms in this section which are not otherwise defined in the summary or elsewhere in this Proxy Statement shall have the meanings set forth in the Asset Purchase Agreement.

     Assets

      The Assets include all of the right, title and interest to all of the assets, properties, goodwill and business of every kind related to CCV’s business whether held by the Company or CCV other than (a) a bank account for the deposit of the purchase price upon Closing of the Asset Purchase Agreement, (b) all the rights of CCV under the Asset Purchase Agreement and the related bill of sale and assumption agreement, (c) certain of the Company’s benefit plans and agreements related to employment or insurance and (d) the exclusivity provision of a certain agreement, to the extent the Purchaser would be bound by such provision, between the Company and a major car rental company.

     Liabilities

      The Assumed Liabilities include all liabilities related to CCV’s business whether held by the Company or CCV other than (a) any tax liability (other than property, sales, use, workers compensation and excise taxes which taxes are specifically assumed) of CCV, the Company and its affiliates, (b) any liabilities under either the Company’s or CCV’s contracts that do not relate to CCV’s business, (c) all liabilities arising from certain excluded assets and (d) all obligations of CCV under the Asset Purchase Agreement and the related bill of sale and assumption agreement (collectively, the “Excluded Liabilities”).

     Consideration

      In consideration for the purchase of the Assets and the Assumed Liabilities, the Purchaser will pay to the Company at the Closing an aggregate purchase price of $5,037,488.75 in cash (the “Purchase Price”), which shall be reduced dollar for dollar to the extent that the following is not achieved by the Company prior to the Closing:

•	the release of up to $1,655,000 of the Company’s restricted cash which is currently being used to collaterize certain of its letters of credit and which cash will be available upon removal of the restrictions by the Company;

•	the release of up to $2,024,000 of the Company’s restricted cash which is currently being used to collaterize certain of its letters of credit and which cash will be available upon provision of substitute collateral by the Purchaser; and

•	the receipt by the Company $450,000 from the proceeds of an agreement between the Company and a major global distribution system provider.

      In addition, as described in more detail below in the section captioned “The Proposal — Description of the Sale Transaction Pursuant to the Asset Purchase Agreement — The Purchaser Note Purchase Agreement,” the Purchaser will be acquiring approximately $47 million of debt from CVGI and GVI which the Purchaser has agreed to cancel in exchange for demand replacement notes to be issued by the Company, which demand replacement notes will be cancelled as part of the purchase price upon consummation of the Sale Transaction.

      The Purchase Price was determined by negotiations among the Company, the Purchaser, TCR and Thayer. The Company did not utilize an appraisal or other independent determination of asset value, and the Company did not obtain a fairness opinion. The Board and the Company’s management believe that the Purchase Price reflects the fair market value of the assets to be sold and liabilities to be assumed or cancelled in light of current market conditions and the pending TCR/Thayer Tender Offer.

     The Closing

      The sale and transfer of the Assets to, and the assumption of the Assumed Liabilities and cancellation of the $47 million in debt by, the Purchaser will take place on the third business day after the expiration or termination of all applicable waiting periods under the federal antitrust statutes and satisfaction or waiver of all other conditions to closing described in the section below captioned “The Proposal — Description of the Sale Transaction Pursuant to the Asset Purchase Agreement — Conditions to Closing.” The date of the Closing under the Asset Purchase Agreement is referenced herein as the “Closing Date.”

     Representations and Warranties

      The Asset Purchase Agreement contains certain representations and warranties of the parties relating to, among other things, the authority of each of the parties to execute and enter into the Asset Purchase Agreement, the lack of conflict with any organizational documents, agreements or rules and obtaining requisite consents and approvals. The Asset Purchase Agreement also contains certain representations and warranties of CCV and the Company relating to, among other things, the accuracy of information provided to the Purchaser related to the CCV’s financial affairs, including the character, ownership of and ability to transfer the Assets and the nature and extent of CCV’s liabilities, such as receivables, payables, bookings, conduct of business, the absence of litigation and other legal proceedings, compliance with laws, material contracts, intellectual property, real property, consortia, suppliers, employee benefits, taxes and insurance.

     Certain Covenants

      The Asset Purchase Agreement contains certain covenants and agreements of the Company and CCV to and with the Purchaser regarding the relationship prior to and after Closing between the Company and CCV, on the one hand, and the Purchaser, on the other. These covenants include the agreements by the Company and CCV, among other things: (a) to conduct CCV’s business in the ordinary course and consistent with CCV’s prior practice; (b) to allow the Purchaser reasonable access to CCV’s records and provide such additional financial and operational data as the Purchaser may reasonably request; (c) maintain the confidentiality of information related to CCV’s business; (d) to use their best efforts to obtain any requisite governmental approvals or consents; (e) to provide notice to the Purchaser of events, circumstances or material developments that could result in a default under the Asset Purchase Agreement; (f) to refrain from soliciting or discussing proposals with any third party related to the acquisition in part or whole of the Company (including CCV); (g) to obtain the necessary approval of the Shareholders; (h) to obtain the consent of the Purchaser prior to undertaking certain actions before Closing; and (i) to effect a liquidating distribution in accordance with New York law and the Liquidation Agreement described in more detail in the section captioned “The Proposal — Description of the Plan of Liquidation.” These covenants also include certain agreements of the Company and CCV related to effecting the transfer of the Assets and the Assumed Liabilities.

     Conditions to Closing

      The obligations of each party to consummate the Sale Transaction is subject to the fulfillment (or waiver) of certain conditions including, among other things, that the Sale Transaction has been approved by the Shareholders and that no government order is in effect prohibiting or restricting the consummation of the Sale Transaction.

      The obligations of the Purchaser to consummate the Sale Transaction is subject to the fulfillment (or waiver) of certain additional conditions including, among other things: (a) that the representations and warranties of the Company and CCV are true and correct in all material respects and that the Company and CCV have complied with their covenants in all material respects; (b) that the Purchaser has received all necessary government consents and approvals and certain specified third party consents; (c) that no event has occurred which has had a material adverse effect on the Company, CCV or CCV’s business; and (d) that the transactions contemplated by the Purchaser Note Purchase Agreement described below shall have been consummated.

     Termination

      The Asset Purchase Agreement may be terminated at any time prior to the Closing:

•	by the Purchaser (a) if an event or condition has occurred that results in or may reasonably be expected to result in a material adverse effect, (b) there has been a default by the Company or CCV under the Asset Purchase Agreement or (c) the Company or CCV has instituted bankruptcy proceedings;

•	by the Purchaser if the Closing has not occurred by June 30, 2002, provided that a default by Purchaser under the Asset Purchase Agreement is not responsible for the Closing not having occurred;

•	by any party if there is in effect a final or nonappealable order from a governmental authority prohibiting the transactions contemplated by the Asset Purchase Agreement; or

•	by mutual written agreement of the parties.

     The Purchaser Note Purchase Agreement

      As set forth above in “The Proposal — Background” and “The Proposal — Description of the Sale Transaction Pursuant to the Asset Purchase Agreement — Conditions to Closing,” in connection with the Sale Transaction, the Purchaser and the Company entered into the Purchaser Note Purchase Agreement with CVGI and GVI pursuant to which the Purchaser agreed to purchase all of the outstanding Notes issued by the Company and held by CVGI or GVI for approximately $47 million, which amount represents all of the outstanding principal and accrued interest under the Notes as of the date of purchase. Under the Purchaser Note Purchase Agreement, the Purchaser agreed to acquire from CVGI all of the outstanding 7.5% Notes and from GVI all of the outstanding 9% Notes. The following summary description of the Purchaser Note Purchase Agreement is qualified in its entirety by reference to the Purchaser Note Purchase Agreement, a copy of which is attached as Exhibit C to the Company’s Schedule 14A, filed with the SEC on February 1, 2002, a copy of which can be found on the SEC’s website at http://www.sec.gov.

      In connection with its purchase of the Notes pursuant to the Purchaser Note Purchase Agreement, the Purchaser agreed to deliver to each of CVGI and GVI either cash or newly issued shares of the Purchaser’s common stock or a combination thereof, at the Purchaser’s discretion. To permit each of CVGI and GVI to resell any common shares issued to them by the Purchaser, the Purchaser also agreed to register those shares on a resale registration statement and to maintain that registration until all such shares are sold. Under the Purchaser Note Purchase Agreement, if any of the Purchaser’s Shares are issued to CVGI or GVI, the Purchaser will control the form, timing, manner and size of each resale for the first 30 trading days following the purchase of the Notes. If necessary, the Purchaser will issue additional shares, or pay additional cash, so that the aggregate net proceeds to each of CVGI and GVI from the resale of such shares, together with any cash paid by the Purchaser, will equal all of the outstanding principal and accrued interest on the Notes owed to such noteholder as of the date of the purchase of the Notes.

      The Purchaser filed the resale registration statement with the SEC on January 30, 2002, and the transactions contemplated by the Purchaser Note Purchase Agreement will close promptly following the earlier of the SEC declaring the resale registration statement effective (if the Purchaser issues any shares to CVGI or GVI) or the date on which the Purchaser pays the noteholders all of the outstanding principal and accrued interest on the Notes. Upon the consummation of the transactions contemplated by the Purchaser Note Purchase Agreement, the Notes will be cancelled and the Company will issue to the Purchaser replacement notes (the “Replacement Notes”) in the amount of the outstanding principal and accrued interest under the Notes as of the date of issuance of the Replacement Notes. Each Replacement Note will have the same interest rate, maturity date and default interest rate as the Note in place of which it will be issued, but the Replacement Notes will otherwise be demand notes with no other features such as conversion or exchange rights. The Replacement Notes will be cancelled upon the consummation of the transactions contemplated by the Asset Purchase Agreement as payment by the Purchaser, together with approximately $5 million in cash, of the purchase price thereunder. In the event that the Asset Purchase Agreement is terminated prior to the consummation of the transactions contemplated by the Asset Purchase Agreement, the Purchaser will have the right to demand payment from the Company under the Replacement Notes at any time after such date.

      Pursuant to the Purchaser Note Purchase Agreement, CVGI agreed to cause the TCR/Thayer Tender Offer to be extended until February 15, 2002 and agreed to further extend the TCR/Thayer Tender Offer as necessary to the actual date of closing under the Purchaser Note Purchase Agreement unless the Purchaser Note Purchase Agreement is terminated before the sale of the Notes is consummated. CVGI also agreed to cause the TCR/Thayer Tender Offer to be withdrawn within one business day after the closing to be held under the Purchaser Note Purchase Agreement. Within 45 days after the closing to be held under the Purchaser Note Purchase Agreement, GVI and Thayer have agreed to make the Special Payments totaling $0.26 per share to the Company’s unaffiliated public Shareholders as explained in more detail in the section below captioned “The Proposal — The Special Payments.” As described above in the section captioned “The Proposal — Description of the Sale Transaction Pursuant to the Asset Purchase Agreement,” the closing of the Asset Purchase Agreement is conditioned upon the closing of the Purchaser Note Purchase Agreement.

      Concurrently with entering into the Purchaser Note Purchase Agreement, CVGI and GVI have also agreed to waive certain potential or actual defaults under the Notes related to the transactions described herein, to extend the date of the conversion of the Notes until April 30, 2002 and, in the case of the CVGI, to defer a required interest payment under the 7.5% Notes from March 1, 2002 to May 1, 2002.

The Special Payments

      As described in the section captioned “The Proposal — Description of the Sale Transaction Pursuant to the Asset Purchase Agreement and the Asset Purchase Agreement — The Purchaser Note Purchase Agreement” above, GVI has agreed to pay the Company’s transfer agent, within 45 days after consummation of the Purchaser Note Purchase Agreement, an aggregate of $661,016, with an irrevocable and unconditional instruction to the transfer agent to make the GVI Distribution. In addition, Thayer has agreed to pay GVI, within 40 days after consummation of the Purchaser Note Purchase Agreement, an aggregate of $484,745 to be forwarded to the transfer agent by GVI concurrently with the payment of the $661,016, with an irrevocable and unconditional instruction to the transfer agent to distribute such amount to the Shareholders (excluding GVI and Thayer) to make the Thayer Distribution.

Description of the Plan of Liquidation

      Pursuant to the Asset Purchase Agreement, the Company has agreed to liquidate its assets in accordance with New York law as soon as practicable after the Closing to be held under the Asset Purchase Agreement and distribute to the Shareholders any remaining proceeds after discharging all remaining liabilities (such distribution, the “Liquidating Distribution”). Accordingly, the Board has approved and adopted the Plan of Liquidation, including the Plan of Merger described in more detail below. The following is a summary description of the material provisions of the Plan of Liquidation, the Plan of Merger and the Liquidation Agreement, all of which are qualified in their entirety by reference to the complete texts of the Plan of Liquidation and the Plan of Merger, attached hereto as Exhibits A and B respectively, and the Liquidation Agreement, a copy of which is attached as Exhibit C to the Company’s Schedule 14A, filed with the SEC on February 1, 2002, a copy of which can be found on the SEC’s website at http://www.sec.gov.

      Pursuant to the Asset Purchase Agreement, the Company agreed, in accordance with the Liquidation Agreement, to effect a liquidating distribution to the Shareholders of the assets remaining after payment of all amounts owed to any creditors of Classic including any federal, state of local taxes payable by the Company and its affiliates (including CCV). Debbie A. Lundquist, the Company’s current Executive Vice President, Chief Financial Officer and Treasurer, will be employed by the Purchaser following the Closing under the Asset Purchase Agreement but, pursuant to the Liquidation Agreement, Ms. Lundquist has agreed to assist the Company with effecting such liquidating distribution. The Company and Thayer have jointly and severally agreed to indemnify Ms. Lundquist and the Purchaser and its affiliates, successors and assigns with respect to any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including without limitation, reasonable attorneys’ fees and expenses actually suffered or incurred) arising out of or resulting from the liquidating distribution, any payments to, or the failure to pay, any creditors of the Company or the winding up of the Company.

      As described in the Plan of Liquidation, the Board is currently considering the benefit to the Shareholders of effecting the Liquidating Distribution through a liquidating trust (the “Liquidating Trust”) and may ultimately decide to pursue this approach. This is a method often utilized by public companies which have adopted a plan of liquidation in order to save on the costs of stock exchange listing and public company reporting obligations. Upon liquidating the Company through the Liquidating Trust, the Common Stock would be delisted and no longer be traded on the American Stock Exchange and the Company would no longer be subject to public company obligations and public company reporting requirements under the federal securities laws, thus reducing the Company’s expenses and increasing the potential distribution of liquidation proceeds to the Shareholders. In a liquidation through the Liquidating Trust, each Shareholder would own non-transferable, uncertificated interests in the Liquidating Trust in the Liquidating Distribution proportional to such Shareholder’s pro rata ownership of the issued and outstanding Common Stock on the date of such transfer of assets. The Liquidating Trust would discharge any and all of the Company’s remaining liabilities and distribute the remaining proceeds, if any, to the Shareholders.

      It is presently contemplated that the Company’s transfer of assets to the Liquidating Trust would be effected by a merger of the Company with and into the Liquidating Trust. Accordingly, as part of the Proposal and the Plan of Liquidation, Shareholders are being asked, in accordance with New York law, to approve the Plan of Merger attached as Exhibit B hereto.

      Alternatively, the Board may abandon the Plan of Merger and adopt and approve another structure which the Board believes is cost-effective and advisable which is consistent with the terms of the Liquidation Agreement and the Plan of Liquidation. The Board may modify, amend or abandon the Plan of Liquidation at any time without Shareholder approval if it determines such action to be in the best interest of the Company or its Shareholders; provided, however, that if the Board determines that the amendment or modification will materially and adversely affect the interest of the Shareholders, it will submit such amendment or modification to the Shareholders for approval. The Board and officers of the Company shall approve any changes to the terms of transactions related to the liquidation, to interpret the Liquidation Agreement and the related transaction documents and to take whatever additional action that may become necessary without further Shareholder approval in order to carry out the provisions of the Plan of Liquidation and the Plan of Merger, including without limitation approving and entering into a merger agreement with the Liquidating Trust consistent with the terms of the Plan of Merger.

     Liquidation and Dissolution Procedures

      If the Board determines it is in the best interests of the Company and the Shareholders, the Company will, as soon as practicable merge into the Liquidating Trust pursuant to the Plan of Merger pursuant to which each Shareholder would own an uncertificated, non-transferable interest in the Liquidating Trust. The Company or the Liquidating Trust, as the case may be, will immediately commence liquidation by preparing and distributing the appropriate notices to creditors and claimants under applicable provisions of New York law (the “Liquidation Notices”), if necessary. If the Board opts not to liquidate the Company through the Liquidating Trust, as soon as reasonably practicable after the Closing under the Asset Purchase Agreement, the Company will file a certificate of voluntary dissolution of the Company with the Secretary of State of the State of New York.

      After the transfer of the Company’s assets to the Liquidating Trust or filing of the certificate of dissolution, the Company or the Liquidating Trust, as the case may be, will use its best efforts to convert any remaining non-cash assets into cash for the purpose of winding up the Company’s affairs, paying or contesting liabilities and claims and distributing the remaining assets to the Shareholders.

      During the period of time from the distribution of the Liquidation Notices or consummation of the merger of the Company into the Liquidating Trust until the distribution of the liquidation proceeds, if any, assets of the Company will be applied first to pay (or provide for the payment of) certain obligations of the Company, including payment of expenses associated with the transactions contemplated herein and the related liquidations and dissolutions, as well as the payment of all remaining claims and liabilities of the Company that are, or have become, known during this period.

      Following the Closing of the Sale Transaction, the Company or the Liquidating Trust, as the case may be, will pay or otherwise dispose of all remaining claims and obligations of the Company as expeditiously as possible in accordance with applicable law, which in any event is expected to occur within the twelve-month period following the Closing under the Asset Purchase Agreement.

      As soon as is reasonably practicable after disposition of all remaining claims and obligations of the Company, the Company or the Liquidating Trust, as the case may be, will distribute any remaining assets to the Shareholders. This distribution is referred to herein as the “Final Distribution,” although please note that if the Board opts not to utilize the Liquidating Trust, the Final Distribution will be the same as the liquidating distribution. The Final Distribution will occur within 12 months from the date of the dissolution of the Company in accordance with New York law.

      In the event that any Shareholder cannot be located or has not properly surrendered its certificate evidencing its Common Stock by the time of the Final Distribution, the distribution to which such Shareholder is entitled shall be transferred to an official of such state or other jurisdiction as is authorized by applicable law to receive the proceeds of such Final Distribution.

      A vote to approve the Proposal will be considered a vote to approve the Plan of Liquidation and the Plan of Merger described herein including the possible merger of the Company into the Liquidating Trust pursuant to the Plan to Merger. In connection with the sale of the Assets and the dissolution and liquidation of the Company, Shareholders of the Company will not have appraisal rights as explained in the section below captioned, “The Proposal — No Appraisal Rights.”

     Powers of the Company Following Dissolution

      The directors and officers of the Company or the trustees of the Liquidating Trust, as the case may be, will have broad discretion in winding up the Company’s affairs and may perform any and all acts necessary or desirable to carry out the Plan of Liquidation and, if applicable, the Plan of Merger. The Company or the Liquidating Trust, as the case may be, will maintain, manage, and control the distribution of the assets of the Company and, to that end, may invest such assets in demand and time deposits in one or more commercial bank and/or savings bank accounts or temporarily invest and reinvest such cash in certain conservative and prudent temporary investments such as short-term certificates of deposit or Treasury bills. The Company or the Liquidating Trust, as the case may be, will also convert any remaining non-cash Company assets to cash prior to distribution to the Shareholders.

      The Company is, and the Liquidating Trust will be, specifically prohibited from entering into or otherwise engaging in any trade or business and using the assets of the Company in furtherance thereof. The Liquidating Trust or the Company, as the case may be, following the filing of the Certificate of Dissolution with the Secretary of State of the State of New York (or the appropriate authorities of such other jurisdiction wherein the Liquidating Trust is established), will be restricted to collecting and holding the assets of the Company, to the conservation and protection thereof prior to distribution to the Shareholders, and to the payment or other disposition of remaining claims against the Company.

     Termination

      The Company or the Liquidating Trust, as the case may be, will continue winding up its affairs until the complete distribution of the assets of the Company to the Shareholders.

     Judicial Supervision of Liquidation

      Notwithstanding the adoption of the Plan of Liquidation by the Company, pursuant to applicable provisions of New York law, if the Board opts not to utilize the Liquidating Trust, after the certificate of voluntary dissolution has been filed with the Secretary of State of the State of New York, the Company or, in certain circumstances, a creditor, claimant, director, Shareholder and certain others, may petition the court for a judicially supervised liquidation. In such event, the court would have the authority to replace the directors and officers of the Company with court-appointed receivers and would have authority over all matters affecting the liquidation and winding up of the affairs of the Company. The timing and amount of any liquidating distribution to the Company’s Shareholders could be affected if the dissolution of the Company were to become judicially supervised.

     Estimated Amount Available for the Final Distribution

      The total of the cash received from the Purchaser, the cash balances of the Company and cash to be received from the refund of deposits and sale of other assets, will be used to discharge obligations including accounts payable, legal and accounting fees, and other liquidating expenses. There can be no assurance that any amount will remain after discharging such obligation, however, any amounts that do remain will be distributed to Shareholders either by the Company or through the Liquidating Trust.

      Because of the uncertainties relating to the amount of the Company’s liabilities after consummating the Sale Transaction, at this time the Company is only able to provide a very rough estimate of the proceeds that would be available to the Shareholders in any potential liquidating distribution. Based on the knowledge of the Company’s management of known liabilities as of February 14, 2002, the Company estimates that as a result of the consummation of the Plan of Liquidation, between $0.11 and $0.25 per share may be available for distribution to the Shareholders. For a description of pro forma financial information of the Company after consummation of the Sale Transaction, see “The Proposal — Financial Information — Pro Form Information.”

      There can be no assurance that amounts estimated will be realized since realization is dependent upon a number of factors beyond the Company’s control including the amount of transaction costs related to the TCR/Thayer Tender Offer and the Asset Purchase Agreement (and the transactions related thereto and contemplated thereby), assertion of unanticipated liabilities and the actual realization of certain miscellaneous assets and finalization of obligations to be paid. Any increase in actual obligations or decrease in realization of assets will reduce the per share amounts to be distributed to the Shareholders.

      Variations based on actual results from management’s assumptions could significantly reduce amounts available for distribution to the Shareholders. Under certain circumstances, the Shareholders may be required to return the amount of any liquidating distribution previously received by them. See “The Proposal — Potential Shareholder Liability.”

Voting Agreements and Irrevocable Proxy

      In connection with the Purchaser Note Purchase Agreement, the Purchaser has entered into agreements with Thayer and GVI pursuant to which each of Thayer and GVI have agreed to vote in favor of the Proposal and to grant the Purchaser an irrevocable proxy to vote the shares held by each of them in favor of the Proposal.

Recommendation of the Board of Directors

      The Board of Directors believes that the Proposal is fair to and in the best interests of the Company and its Shareholders. Accordingly, the Board of Directors has unanimously approved the Proposal and recommends to the Company’s Shareholders that they vote FOR the approval of the Proposal. The Board of Directors has determined that the Proposal represents an opportunity to sell the Company’s assets at acceptable valuations given current market conditions and the pending TCR/Thayer Tender Offer.

      In reaching its conclusions, the Board of Directors considered the terms of the Asset Purchase Agreement, the Purchaser Note Purchase Agreement and Liquidation Agreement and the recommendation of the Special Committee to approve the transactions contemplated thereby. In making its recommendation, the Special Committee considered the following material factors:

•	the imminent expiration, and expected closing, of the pending TCR/ Thayer Tender Offer and CVGI’s agreement to extend and withdraw the TCR/ Thayer Tender Offer upon consummation of the Purchaser Note Purchase Agreement;

•	the fact that the Company and the Special Committee’s financial advisor diligently attempted to sell the Company or its assets for a price that would yield Shareholders more than the $0.15 per share they would receive in the TCR/Thayer Tender Offer (or subsequent squeeze-out merger) and that the Proposal represented the best available offer; and

•	the fact that the Proposal provides for the Special Payments to the Shareholders of an aggregate of $0.26 per share with the possibility of receiving additional funds through a liquidating distribution, in comparison to the $0.15 per share Shareholders would receive if the TCR/Thayer Tender Offer (and subsequent squeeze-out merger) were to be consummated.

      In light of the foregoing and the current market valuation of the Company, the Special Committee determined that, in its judgment, the transactions proposed by the Purchaser and embodied in the Asset Purchase Agreement, the Purchaser Note Purchase Agreement and the Liquidation Agreement are, under the circumstances, fair to and in the best interests of the Company and the Shareholders.

Interests of Certain Persons in the Proposal

      Frederic V. Malek, the Company’s Chairman of the Board, is an affiliate of Thayer and Daniel Raskas, a member of the Company’s Board, is a designee of Thayer. Willem de Vogel and Michael Bulkin, former directors of the Company who both resigned on September 27, 2001, were designees of TCR. TCR and Thayer have certain interests in the transactions contemplated by the Proposal, particularly in relation to repayment of the Company’s debt held by CVGI and GVI pursuant to the Purchaser Note Purchase Agreement and the extension and withdrawal of the TCR/Thayer Tender Offer, as described above in the sections captioned “The Parties — The Company and CCV — Relationship with TCR and Thayer; the TCR/Thayer Tender Offer” and “The Proposal — Description of the Sale Transaction Pursuant to the Asset Purchase Agreement — The Purchaser Note Purchase Agreement.” As such, the aforementioned directors and former directors who are affiliates or designees of TCR or Thayer may have an interest in the outcome of the transactions contemplated by the Proposal.

      Ronald M. Letterman, the Company’s current Vice Chairman of the Board, President and Chief Executive Officer, Debbie A. Lundquist, the Company’s current Executive Vice President, Chief Financial Officer and Treasurer and Joseph K. Grabow, the Company’s current Secretary, will be employees of the Purchaser upon consummation of the Asset Purchase Agreement.

      Each member of the Special Committee has received $25,000 for service as a Special Committee member. Each Special Committee member will be compensated an additional $25,000 upon the consummation of the Asset Purchase Agreement. The Board and the Special Committee believe that these payments do not affect the Special Committee’s independence or impartiality.

      Other than as described above, the Board of Directors is not aware of any potential material conflicts of interest the Board or management may have in relation to the Proposal.

Regulatory Approvals

      No state or federal regulatory approval is required in connection with the Sale Transaction other than the expiration or termination of a waiting period under federal antitrust laws, if applicable. No state or federal regulatory approval is required in connection with the Plan of Liquidation other than obtaining of consent by the Company from the Tax Commission for the State of New York prior to effecting a dissolution under New York law if the Company is not merged into the Liquidating Trust.

No Appraisal Rights

      Shareholders are not entitled to any rights of appraisal or similar rights of dissenters under New York law in connection with the approval or consummation of the transactions contemplated by the Asset Purchase Agreement or the Plan of Liquidation, since the sale of assets under the Asset Purchase Agreement is a transaction wholly for cash where the Shareholders’ approval is required for the dissolution of the Company and the distribution of substantially all of its net assets to the Shareholders in accordance with their respective interests within one year after the Closing Date. Shareholders will not be entitled to any rights of appraisal or similar rights of dissenters under New York law if the merger contemplated by the Plan of Merger is consummated since the Common Stock was traded on the American Stock Exchange on the Record Date for the Special Meeting.

Certain Federal Income Tax Consequences

      The following discussion of certain U.S. Federal income tax consequences under present law for transactions contemplated by the Purchaser Note Purchase Agreement, the Asset Purchase Agreement and the Plan of Liquidation does not purport to discuss all aspects of U.S. Federal income taxation that may be relevant to particular Shareholders. In addition, the discussion does not consider the effect of any applicable state, local, foreign or other tax laws.

     To the Company

      The sale of the Company’s (and CCV’s) assets pursuant to the Asset Purchase Agreement and the liquidation of the Company’s assets pursuant to the Plan of Liquidation will be taxable transactions with respect to the Company (and CCV) to the extent that any gain or loss is realized. The Company (and CCV) will realize gain or loss measured by the difference between the proceeds received by them on such sale and the Company’s (and CCV’s) tax basis in the assets. For purposes of calculating gain or loss, the proceeds received by the Company (and CCV) will include the cash received by the Company (and CCV), the amount of the Company’s (and CCV’s) indebtedness that is cancelled or assumed, and any other consideration received by the Company (and CCV) for their assets. It is anticipated that the Company (and CCV) will have sufficient current losses to offset any gain for regular Federal income tax purposes.

      The Company (and CCV) may be subject to state income taxes to the extent that gains exceed losses for state tax law purposes, but does not anticipate that such taxes, if any, will be significant.

     To the Shareholders

      Generally, any gain or loss recognized by a Shareholder of the Company on the liquidation of the Company will constitute a capital gain or loss so long as such Shareholder holds his shares as a capital asset. In general, the amount of gain or loss recognized by a Shareholder on the liquidating distribution by the Company will be measured as the amount by which the cash (or other property) received by such Shareholder in the liquidating distribution of the Company exceeds or is less than his tax basis in the shares of Common Stock redeemed in the liquidation. While the issue is not free from doubt, the Company believes that Shareholders may take the position that the Special Payments are in respect of the Company’s liquidation given that the Special Payments are required in connection with the repayment of the Company’s debt, the sale of its assets and the distribution by the Company of all remaining sale proceeds in complete redemption of all of the Company’s outstanding Common Stock — all of which steps are integral components of the Company’s Plan of Liquidation. As such, the Special Payments would be treated as part of the consideration received by Shareholders in exchange for the termination of their interest in the Company and would therefore be part of the proceeds taken into account in determining their gain or loss on liquidation of the Company. No assurance can be given, however, that the IRS would not take a view that the Special Payments are, for federal income tax purposes, equivalent to a dividend and taxable as ordinary income particularly if a Shareholder disposes of his Common Stock after the Special Payments are made and before the final liquidating distribution, if any, is made.

      Liquidating distributions to Shareholders will first be applied against the total adjusted basis of each block of Common Stock and gain will be recognized only after an amount equal to his or her adjusted basis in such block of Common Stock has been fully recovered. For the purposes of this discussion, a “block of Common Stock” means the number of shares of Common Stock purchased by a Shareholder at any one time in a given transaction. Where a Shareholder of the Company owns more than one block of Common Stock and if he or she were to receive a series of distributions in complete liquidation of the Company, each distribution would be allocated ratably among the several blocks of Common Stock owned by that Shareholder in the proportion that the number of shares in the particular block bears to the total number of shares of Common Stock held by that Shareholder. Gain or loss must be computed separately with respect to each block of Common Stock, and gain will be recognized with respect to a block of Common Stock only after the adjusted basis of that block has been recovered. Once the adjusted basis of a specific block of Common Stock has been recovered, any subsequent distributions allocable to that block would be recognized as gain in their entirety. Any losses resulting from the liquidation would be recognized only after the Company has made its final liquidation distribution.

      Gain or loss recognized by a Shareholder with respect to Common Stock constituting capital assets in his or her hands will be characterized as long-term capital gain or loss, provided such Shareholder meets the one-year capital gain holding period required under the Internal Revenue Code. In the case of a Shareholder other than a corporation, capital losses must be offset against capital gains. Any net short-term and long-term capital losses of Shareholders other than a corporation are also allowed as a deduction against ordinary income in any one year up to a maximum of $3,000. Any net capital losses not allowed in one year can be carried over to subsequent years.

      In the case of a corporate Shareholder, capital losses can be used only to offset capital gains. Corporations may generally carry back unused capital losses three years and/or carry them forward five years.

      If the Shareholders receive interests in a liquidating trust, whether by merger or otherwise, Shareholders will be treated for tax purposes at the time of transfer as having received their pro rata share of cash or other property transferred to the liquidating trust, reduced by the amount of liabilities assumed by the liquidating trust or to which the property transferred is subject. The liquidating trust itself should not be subject to tax. After acquisition of interests in the liquidating trust, the Shareholders must take into account for Federal income tax purposes each year their allocable portion of any income, expense, gain or loss recognized by the liquidating trust. As a result of the transfer of property to the liquidating trust and ongoing operations of the liquidating trust, Shareholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust with which to pay the tax.

      The foregoing is based on current law (which is subject to change) and is provided for general information only.

      Because the tax consequences of the Special Payments and the liquidation of the Company may vary depending upon the particular circumstances of each Shareholder and other factors, Shareholders are urged to consult with their tax advisers to determine the particular tax consequences to them of the Special Payments and the liquidation and the application and effect of state, local, and foreign income and other tax laws.

Effect of the Proposal on the Company’s Shareholders

     Change in Market Value

      Upon payment of the Special Payments, the residual value in the Common Stock will be the right to receive the proceeds of the Liquidating Distribution. As a result, it is likely that the market value of the Common Stock will decrease significantly after the Special Payments are made.

     Trading of the Company’s Common Stock

      In order to minimize costs, the Company currently intends to delist the Common Stock from the American Stock Exchange on the earlier of: (a) the date on which the American Stock Exchange so directs, (b) as soon as possible after the date the Special Payments are made, (c) the date of the Liquidating Distribution or (d) the date of the consummation of the merger pursuant to the Plan of Merger, if applicable. Upon delisting there will no longer be a public market for the Common Stock. In addition, the Company currently intends to close its stock transfer books on the date of the Liquidating Distribution (or upon merger of the Company with and into the Liquidating Trust, if applicable) and at such time to cease recording stock transfers and issuing stock certificates, after which time no trading of the Common Stock will be possible.

     Deregistration Under the Securities Exchange Act

      In order to minimize public company reporting costs and obligations, the Company currently intends to deregister from the reporting requirements under the Securities Exchange Act, as amended, by filing a

Form 15 with the SEC on the earlier of: (a) the date the number of holders of record of the Common Stock, to the knowledge of the Company, is less than 300, (b) the date of the Liquidating Distribution or (c) if applicable, the date the Company merges with and into the Liquidating Trust. Upon filing the Form 15, the Company will no longer be required to prepare and provide Shareholders or file with the SEC regular reports under federal securities laws such as annual reports, quarterly reports or current reports. After effectiveness of the Form 15, within 60 days after filing such form or earlier if so directed by the SEC in its discretion, the Company shall have no further public company reporting obligations.

     Potential Shareholder Liability

      The Plan of Liquidation contemplates that the Final Distribution may be made to the Company’s Shareholders as early as the expiration of the six month notice period to all creditors and claimants under the applicable statutory provisions of New York law, but only to the extent of the excess of the Company’s distributable assets following the payment of its obligations and liabilities. If the Liquidating Trust is utilized, the Final Distribution will be made at the discretion of the Liquidating Trust’s trustees. While the Board believes that, following the assumption of the liabilities of CCV by the Purchaser as contemplated by the Asset Purchase Agreement, there will be sufficient funds available from the sale of the Company’s (and CCV’s) assets to cover all remaining obligations and liabilities of the Company (and CCV), and while the Final Distribution will not be made if and to the extent that the Company has any known contingent liabilities (other than such as the Board believe have been provided for), there can be no assurance that unanticipated claims will not arise against the Company and/or its officers and directors. If adequate funds or the proceeds of applicable insurance policies, if any, are not sufficient to discharge such liabilities and to indemnify the Company’s officers and directors, then each Shareholder of the Company may become liable for any such undischarged liabilities in an amount not necessarily limited to his or her pro rata share of such undischarged liabilities, but rather limited only by the amount received by him or her in the Final Distribution. Such Shareholder liability may be joint and several, so that a creditor of the Company might assert a claim against one or more, but fewer than all, of the Shareholders to the extent of the Final Distribution received by each Shareholder.

Financial Information

SELECTED CONSOLIDATED FINANCIAL DATA

	Fiscal Years Ended December 31,					Nine Months Ended
	(In thousands, except per share amounts)					September 30,

	1996	1997	1998	1999	2000	2000	2001

INCOME STATEMENT DATA:
Net Revenues	$22,259	$24,255	$90,421	$126,000	$132,867	$104,366	$84,016
Operating Expenses	16,025	17,852	69,386	111,688	120,648	94,939	74,637
Income (loss) from operations	(825)	(1,576)	8,008	(4,886)	(43,401)	(42,228)	(7,371)
Net income (loss)	(370)	(1,103)	4,723	(3,482)	(44,702)	(43,113)	(8,681)
Net income (loss) per common share:
Basic	$(0.07)	$(0.21)	$0.22	$(0.24)	$(3.11)	$(3.00)	$(0.60)
Diluted	(0.07)	(0.21)	0.22	(0.24)	(3.11)	(3.00)	(0.60)
BALANCE SHEET DATA:
Current assets	19,260	18,939	54,245	55,146	49,959	84,432	53,640
Total assets	19,677	19,375	134,060	178,675	133,147	168,757	128,272
Current Liabilities	18,004	19,017	79,112	104,659	100,848	134,292	101,170
Total debt	—	—	6,663	29,513	28,190	27,500	30,136
Total shareholders’ (deficit) equity	1,673	358	53,585	48,964	4,319	5,859	(4,289)

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      The following pro forma consolidated financial information of the Company is based on and should be read in conjunction with the Company’s consolidated interim and annual financial statements reported in the Company’s Forms 10-Q and 10-K for the nine and twelve months periods ended September 30, 2001 and December 31, 2000, respectively. The pro forma condensed consolidated balance sheet as of September 30, 2001 gives effect to certain sales of subsidiaries of the Company that occurred subsequent to September 30, 2001 (the “Earlier Sales”) including the sale of Allied Tours, which closed on January 17, 2002; the sale of Globetrotters Vacations, Inc. and related technology assets, which closed on January 23, 2002; and the sale of Island Resort Tours and International Travel & Resorts, which closed on November 19, 2001. Also included together with the adjustments for the Earlier Sales are pro forma adjustments to reflect the Purchaser Note Purchase Agreement together which also includes the cash infusion and costs related to the transactions contemplated by the CVGI Note Purchase Agreement (“CVGI Financing”), as well as the costs incurred by the Company related to the TCR/Thayer Tender Offer. The pro forma condensed consolidated balance sheet also gives effect to the proposed sale of CCV and related cancellation of debt pursuant to the Asset Purchase Agreement, as well as the proposed liquidation of the Company pursuant to the Plan of Liquidation.

      The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable in the circumstances. The pro forma condensed consolidated balance sheet of the Company should be read in conjunction with the notes thereto.

CLASSIC VACATION GROUP, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

		Pro forma
		Adjustments for			Pro forma
		Earlier Sales and		Pro forma	Adjustments for			Pro forma		Pro forma
	September 30,	the Note		(pre sale of	the Sale		Pro forma	Adjustments for		(post
	2001	Purchase		Classic)	Transaction		(pre liquidation)	Liquidation		liquidation)

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,935	$5,054	(A)	$30,989	$(30,540	)(I)	$449	$(449	)(O)	$—
Restricted short- term investments	5,150	—		5,150	—		5,150	(5,150	)(P)	—
Accounts receivable, net	18,744	(16,706	)(B)	2,038	(2,038	)(J)	—	—		—
Other current assets	3,811	(812	)(B)	2,999	(2,720	)(J)	279	(279	)(Q)	—

Total current assets	53,640	(12,464)		41,176	(35,298)		5,878	(5,878)		—
Property and equipment, net	4,568	(2,010	)(B)	2,558	(2,555	)(J)	3	(3	)(Q)	—
Goodwill and intangible assets, net	69,942	(1,437	)(C)	68,505	(68,505	)(K)	—	—		—
Other assets	122	(87	)(B)	35	(21	)(J)	14	(14	)(Q)	—

Total assets	$128,272	$(15,998)		$112,274	$(106,379)		$5,895	$(5,895)		$—

Liabilities and shareholders’ (deficit) equity
Current liabilities
Demand notes payable	$—	$46,518	(D)	$46,518	$(46,518	)(L)	$—	$—		$—
Accounts payable and accrued expenses	57,105	(25,580	)(E)	31,525	(30,054	)(M)	1,471	(1,471	)(R)	—
Customer deposits	44,065	(5,294	)(B)	38,771	(38,771	)(J)	—	—		—

Total current liabilities	101,170	15,644		116,814	(115,343)		1,471	(1,471)		—
Convertible notes payable	30,136	(30,136	)(F)	—	—		—	—		—
Other long-term liabilities	1,255	(736	)(G)	519	(519	)(J)	—	—		—

Total liabilities	132,561	(15,228)		117,333	(115,862)		1,471	(1,471)		—
Shareholders’ (deficit) equity
Common stock	148	—		148	—		148	—		148
Additional paid- in-capital	95,873	—		95,873	—		95,873	(2,578	)(S)	93,295
Retained deficit	(97,994)	(770	)(H)	(98,764)	9,483	(N)	(89,281)	(1,846	)(T)	(91,127)
Treasury stock	(2,316)	—		(2,316)	—		(2,316)	—		(2,316)

Total shareholders (deficit) equity	(4,289)	(770)		(5,059)	9,483		4,424	(4,424)		—

Total liabilities and shareholders’ (deficit) equity	$128,272	$(15,998)		$112,274	$(106,379)		$5,895	$(5,895)		$—

See accompanying notes to pro forma condensed consolidated balance sheet.

CLASSIC VACATION GROUP, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA FINANCIAL STATEMENTS

Notes Related to Earlier Sales and the Purchaser Note Purchase Agreement

A.	Represents the cash provided by the cash infusion from the CVGI Financing, less expenses related to the financing, including costs incurred by the Company related to the tender offer by an affiliate of CVGI, offset in part by the net cash and cash equivalents included in the sales of Allied Tours, Globetrotters, Island Resort Tours and International Travel & Resorts (collectively “the Sold Business Units”). The net cash and cash equivalents from the Sold Business units is the cash and cash equivalents included in the sale less the cash proceeds received from the sales net of transaction expenses incurred as follows (in thousands):

Cash infusion from the sale of notes	$15,000
Less: expenses incurred related to the financing and tender offer	(2,500)

Net cash provided by the sale of notes		$12,500
Cash and cash equivalents included with Sold Business Units	$(11,386)
Cash proceeds received:
Allied Tours, LLC	3,500
Island Resort Tours and International Travel & Resorts	500
Globetrotters Vacations, Inc.	—
Less: Transaction expenses	(60)

Net cash and cash equivalents included with Sold Business
Units		(7,446)

Net pro forma adjustment to cash and cash equivalents		$5,054

B.	Represents assets and liabilities that were included in the Sold Business Units as part of the sales of subsidiaries.

C.	Represents $296,000 of unamortized goodwill included in the Sold Business Units as part of the sales of subsidiaries together with approximately $1.1 million of previously deferred financing costs related to the 9% Notes that have been amortized over the tem of the 9% Notes, which are immediately expensed as interest expense upon the conversion of the 9% Notes to demand Replacement Notes.

D.	Represents the reclassification of the $30.1 million of 9% Notes due to the 9% Notes becoming demand notes as a result of the Purchaser Note Purchase Agreement together with the $15 million of 7.5% Notes issued as part of the cash infusion and $1.4 million of additional 9% Notes issued between October 1, 2001 and the anticipated closing of the Purchaser Note Purchase Agreement.

E.	Represents approximately $24.8 million in liabilities that were included in the Sold Business Units as part of the sales of subsidiaries together with $537,000 of accrued interest representing the expected accrued interest on the Notes at the anticipated closing of the Purchaser Note Purchase Agreement.

F.	Represents the reclassification of the 9% Notes as a result of their becoming demand Replacement Notes as a result of the Purchaser Note Purchase Agreement.

G.	Represents the change in classification of long-term accrued interest totaling $676,000 and $60,000 of other long-term liabilities that were included in the Sold Business Units as part of the sales of subsidiaries.

H.	Represents the estimated net gain on the sale of the Sold Business Units that would have been recognized had each of the sales occurred on September 30, 2001 offset by costs incurred by the Company related to the CVGI Financing and the TCR/ Thayer Tender Offer, the write-off of deferred financing costs related to the change in the term of the 9% Notes, and additional pro forma

CLASSIC VACATION GROUP, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

interest expense on the Notes from October 1, 2001 until the anticipated closing of the Purchaser Note Purchase Agreement as follows (in thousands):

Pro forma net gain on the sale of the Sold Business Units	$4,114
Expenses related to the CVGI Financing and the Tender Offer	(2,400)
Write-off of deferred financing costs	(1,141)
Pro forma interest expense on the Notes	(1,243)

Net pro forma adjustment to retained earnings	$(770)

Because the sales occurred after September 30, and each of the business units continued to operate as part of the Company after September 30 incurring either income or losses through the closing date of the respective transactions, the pro forma net gain shown is not necessarily predictive of the final net gain expected to be reported.

Notes Related to the Sale of CCV

I.	Represents the cash and cash equivalents that are to be included as part of the sale of the CCV assets to the Purchaser pursuant to the Sale Transaction offset in part by the proceeds to be received by the Company from the Purchaser in connection with the Sale Transaction, net of estimated transaction expenses related to the Sale Transaction as follows (in thousands):

Cash and cash equivalents to be included with the Sale Transaction	$(34,677)
Cash proceeds to be received from the Sale Transaction	5,037
Estimated transaction expenses	(900)

Net pro forma adjustment to cash and cash equivalents	$(30,540)

J.	Represents assets and liabilities that are to be included as part of the Sale Transaction.

K.	Represents the net book value as of the goodwill related to the assets included as part of the Sale Transaction.

L.	Represents the principal portion of the Notes that are to be cancelled in connection with the Sale Transaction as adjusted in Note A above for the $15.0 million of cash infusion received by the Company subsequent to September 30, 2001 and $1.4 million of additional 9% Notes issued as payment of interest subsequent to September 30, 2001.

M.	Represents liabilities that are to be included as part of the Sale Transaction together with $537,000 of interest expense accrued related to the Notes to be cancelled. In total, the debt to be cancelled of approximately $47.0 million includes $46.5 million of Notes (referred to in Note L above) and the $537,000 of accrued interest referred to in this Note M.

N.	Represents the net gain to be recorded by the Company related to the Sale Transaction as if the Sale Transaction had occurred as of September 30, 2001 net of estimated transaction expenses of $900,000. As the transaction did take place on September 30, the adjustment is not necessarily predictive of the actual net gain the Company expects to realize as a result of the transaction.

Notes Related to the Liquidation of the Company

O.	Represents the proceeds from the anticipated sale of short-term investments restricted at September 30, 2001 (See Note P below) offset by estimated cash payments to settle the remaining liabilities of the Company during the liquidation process, estimated cash expenses related to the

CLASSIC VACATION GROUP, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

liquidation, and a projected liquidating dividend to shareholders of approximately $0.18 per share as if the liquidation had taken place as of September 30, 2001 as follows (in thousands):

Anticipated proceeds from sale of restricted short-term investments	$5,150
Less:
Estimated payments of remaining liabilities	(1,471)
Estimated cash expenses related to the liquidation	(1,550)
Estimated liquidating distribution to shareholders	(2,578)

Total estimated net cash used in the liquidation	$(449)

Since the liquidation did not take place on September 30, 2001, the above estimates are not necessarily predictive of the cash available for a liquidating distribution to shareholders at the eventual distribution. Management estimates that the cash available for liquidation will likely range between $3.6 million and $1.6 million, or between $0.25 per share and $0.11 per share. However, due to the uncertainty related to the liquidation the amount available might be either higher or lower than the amounts estimated.

P.	Represents the expected sale of restricted short-term investments. The Company maintains a $5.2 million certificate of deposit pledged as collateral for the Company’s credit facility use to secure standby letters of credit issued for the benefit of the Company’s suppliers. Upon liquidation the Company expects to cancel the credit facility and the underlying letters of credit thereby enabling the sale of the certificate of deposit and use the cash generated from the sale to fund the liquidation as discussed in Note O above.

Q.	Represents other miscellaneous assets not expected to be realizable upon liquidation.

R.	Represents the liabilities as of September 30, 2001 that would have been payable during the liquidation process had the liquidation occurred at September 30. Since the Company has in the ordinary course of business made payments for existing accrued liabilities and incurred additional accrued liabilities, the amount of the adjustment is not necessarily predictive of the total amount of liabilities to be paid during liquidation process.

S.	Represents the payment of an anticipated liquidating distribution to shareholders of approximately $0.18 per share from pro forma cash on hand. Since the liquidation did not take place on September 30, 2001 the estimate shown is not necessarily predictive of cash available for the eventual liquidating distribution to shareholders. Management estimates that the cash available for liquidation will likely range between $3.6 million and $1.6 million, or between $0.25 per share and $0.11 per share. However, due to the uncertainty related to the liquidation and the other transactions presented on the pro forma condensed consolidated balance sheet the amount available might be either higher or lower than the amounts estimated.

T.	Represents the estimated net loss during the liquidation period as follows (in thousands):

Estimated liquidation costs and expenses	$1,550
Estimated loss on realization of certain assets	296

Estimated net loss during the liquidation period	$1,846

THE SPECIAL MEETING

Time, Date and Place

      This Proxy Statement is being furnished to the holders as of the Record Date of the Common Stock in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting to be held on March 8, 2002, at 9:00 a.m. local time, at the Company’s offices at One North First St., Suite 300, San Jose, California 95113.

Matters to be Considered at the Special Meeting

      At the Special Meeting, the Shareholders of the Company will be asked to consider and vote upon the Proposal and conduct such other business as may properly come before the Special Meeting and any adjournment thereof.

Voting and Record Date

      The Board of Directors has fixed February 8, 2002, as the Record Date for determining holders of Common Stock of record entitled to receive notice of and to vote at the Special Meeting. Accordingly, only holders of record of Common Stock who are holders of such securities as of the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 14,392,825 shares of Common Stock outstanding and entitled to vote.

      Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, with respect to the approval of the Proposal and any other matter to be submitted to a vote of Shareholders at the Special Meeting.

      The presence at the Special Meeting, in person or by a proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be counted by the persons appointed by the Company to act as the inspectors for the meeting. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

      For corporations in existence on February 23, 1998, New York law provides that a sale, lease, exchange or other disposition of all or substantially all of the assets of a New York corporation, such as the Company, would require the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon, unless the corporation’s Certificate of Incorporation has been amended to provide for a simple majority vote. The Company’s Certificate of Incorporation has not been amended as such; therefore, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock is required to authorize the Proposal. Abstentions, “broker non-votes” and failures to vote will have the same effect as “no” votes.

      The Board, on the recommendation of the Special Committee, has unanimously approved the proposal and recommends a vote FOR the approval of the Proposal. The Company is seeking Shareholder approval of the Proposal. If the Company fails to obtain approval of the Proposal by the Company’s Shareholders, the Company will not proceed with the Sale Transaction or the Plan of Liquidation (or the Plan of Merger). Please note, however, that Thayer, the Company’s majority Shareholder, owns greater than two-thirds of the Company’s issued and outstanding shares of Common Stock and has entered into an agreement with the Purchaser to vote its shares in favor of the Proposal.

Proxies

      All shares of Common Stock that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the choices marked thereon by the Shareholders. Unless a contrary choice is marked, the shares will be voted FOR approval of the Proposal. At the time this Proxy Statement was mailed to Shareholders, the Board of Directors was not aware that any other matters not referred to herein would be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, the persons designated in the proxy intend to vote the shares represented thereby in accordance with their best judgment.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of the Company at or before the taking of the vote of the Special Meeting, a written notice of revocation bearing a later date than the proxy, (b) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Special Meeting or (c) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

      All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such brokers, custodians, nominees and fiduciaries, and the Company may reimburse such brokers, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith. Directors and employees of the Company may also solicit proxies in person or by telephone without receiving any compensation in addition to their regular compensation as directors and employees.

ADDITIONAL INFORMATION ABOUT THE COMPANY

Recent Sales of Certain of the Company’s Subsidiaries

      On November 19, 2001, the Company sold two of its subsidiaries, Island Resort Tours, a small package vacation wholesaler, and International Travel & Resorts, a hotel representation company, to Steven A. Hicks, the president and prior owner of these subsidiaries, for an aggregate of $500,000 in cash including the settlement of amounts owed by the subsidiaries to the Company of $240,000.

      On January 17, 2002, the Company sold its wholly owned subsidiary, Allied Tours LLC which primarily created and coordinated packages and tours for international travel wholesalers selling vacations to North America, to an affiliate of Kuoni Travel Holdings LTD, a Switzerland-based travel company for aggregate consideration of $3.5 million in cash plus the assumption of approximately $600,000 in liabilities.

      On January 23, 2002, the Company sold its wholly owned subsidiary, Globetrotters, which represented the Company’s private label operations, and substantially all of the assets of the Company’s GVG Technology, Inc. subsidiary, to Private Label Travel, Inc., a company formed by a group consisting of the subsidiary’s management team immediately prior to the sale and a former executive of the Company, for nominal consideration and the assumption of liabilities in excess of tangible assets totaling approximately $1.8 million as well as certain lease obligations.

      The financial effect of these sales on a pro forma basis is included in the above section captioned “The Proposal — Financial Information — Pro Forma Consolidated Financial Information.”

Security Ownership of Certain Beneficial Owners and Management

      The table attached as Schedule I hereto sets forth information regarding the beneficial ownership of Common Stock as of February 8, 2002 by (i) the directors and executive officers of the Company (ii) and each Shareholder of the Company known by the Company to beneficially hold at least 5% of the issued and outstanding Common Stock.

Documents Incorporated by Reference

      The following documents, which have been filed by the Company with the SEC, copies of which can be found on the SEC’s website at http://www.sec.gov, are incorporated into this proxy statement by reference thereto:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 27, 2001.

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the SEC on April 27, 2001.

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001.

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 8, 2001.

•	The Company’s Current Reports on Form 8-K filed with the SEC on May 18, 2001 and February 1, 2002.

      All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the Special Meeting are deemed to be incorporated by reference into and to be a part of this proxy statement from the date of filing of those documents.

      Any statement contained in a document incorporated or deemed to be incorporated in this proxy statement by reference will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated in this proxy statement by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

By the order of the Board of Directors,

Ronald M. Letterman

Vice Chairman, President and
Chief Executive Officer

February 14, 2002

SCHEDULE I

BENEFICIAL OWNERSHIP TABLE

      The following table sets forth information regarding the beneficial ownership of Common Stock as of February 8, 2002 by (i) the directors and executive officers of the Company (ii) and each shareholder of the Company known by the Company to beneficially hold at least 5% of the issued and outstanding Common Stock.

      As of February 8, 2002, there were 14,392,825 shares of common stock outstanding.

	Common Stock

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class(1)

Kenneth M. Duberstein	14,025	(2)	*
Director
2100 Pennsylvania Avenue, N.W.
Suite 350
Washington, DC 20004
Ronald M. Letterman	62,254	(3)	*
President and Chief Executive Officer
One North First Street
Suite 300
San Jose, CA 95113
Frederic V. Malek	19,050		*
Chairman
1455 Pennsylvania Avenue, N.W.
Washington, DC 20004
Daniel A. Raskas	38,240	(4)	*
Director
1455 Pennsylvania Avenue
Washington, DC 20004
James M. Sullivan	16,025	(5)	*
Director
10400 Fernwood Road, Suite 632
Bethesda, MD 20817
Debbie A. Lundquist	25,786	(6)	*
Executive Vice President,
Chief Financial Officer, Treasurer
One North First Street, Suite 300
San Jose, CA 95113
Expedia, Inc.	9,986,049	(7)	69.4%
13810 SE Eastgate Way, Suite 400
Bellvue, WA 98005
USA Networks, Inc.	9,986,049	(7)	69.4%
152 West 57th Street
New York, NY 10019
Thayer Equity Investors III, LP	9,599,749	(8)	66.7%
1455 Pennsylvania Avenue
Washington, DC 20004
Dimensional Fund Advisors Inc.	734,150		5.1%
1299 Ocean Avenue, 11th floor
Santa Monica, CA 90401

	Common Stock

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class(1)

TC Co-Investors, LLC	86,122	(9)	*
1455 Pennsylvania Avenue
Washington, DC 20004
Executive Officers and Directors as a group (6 persons)	175,380	(10)	1.2%

*	Less than 1 percent.

(1)	The information set forth above has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of Common Stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. As used in this information statement, “voting power” is the power to vote or direct the voting of Common Stock and “investment power” is the power to dispose or direct the disposition of Common Stock. Except as noted, each shareholder listed has sole voting and investment power with respect to the Common Stock shown as beneficially owned by such shareholder.

(2)	Includes 13,025 Shares which Mr. Duberstein may acquire upon exercise of options exercisable within 60 days of February 1, 2002.

(3)	Includes 53,929 Shares which Mr. Letterman may acquire upon exercise of options within 60 days of February 1, 2002.

(4)	Includes 7,500 Shares which Mr. Raskas may acquire upon exercise of options within 60 days of February 1, 2002.

(5)	Includes 13,025 Shares which Mr. Sullivan may acquire upon exercise of options within 60 days of February 1, 2002.

(6)	Includes 24,286 Shares which Ms. Lundquist may acquire upon exercise of options within 60 days of February 1, 2002.

(7)	Represents the shared power to vote 9,986,049 shares of Common Stock, of which 9,599,749 are currently held by Thayer Equity Investors III, LP and 386,300 are currently held by GV Investment, LLC, for the limited purpose of approving the Proposal and the transactions contemplated thereby. This information is taken from a Schedule 13D filed with the SEC on February 12, 2002, by Expedia, Inc. and USA Networks, Inc. Pursuant to such Schedule 13D, Expedia Inc. and USA Networks, Inc. expressly disclaim beneficial ownership of such shares.

(8)	Does not include any shares beneficially held by Thayer Equity Investors III, LP through its interest in CVG Investment, LLC. Thayer Equity Investors III, LP is a Delaware limited partnership whose sole general partner is TC Equity Partners, L.L.C. TC Equity Partners, L.L.C. has sole voting and investment power with respect to the Common Stock owned by Thayer Equity Investors III, LP.

(9)	TC Co-Investors, LLC, an affiliate of Thayer, is a Delaware limited liability company whose managing member is TC Management, L.L.C. TC Management, L.L.C. has sole voting and investment power with respect to the Common Stock owned by TC Co-Investors, LLC.

(10)	Includes 111,765 shares which the executive officers and directors may acquire upon exercise of options exercisable within 60 days of February 1, 2002.

EXHIBIT A

PLAN OF LIQUIDATION

PLAN OF LIQUIDATION AND DISSOLUTION OF

CLASSIC VACATION GROUP, INC.

      This Plan of Liquidation and Dissolution (the “Plan”) of Classic Vacation Group, Inc., a New York corporation (the “Company”), is intended to accomplish the complete liquidation and dissolution of the Company in accordance with the New York Business Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

      1.     The Company’s Board of Directors (the “Board”) has adopted this Plan and called a meeting of the Company’s shareholders (the “Shareholders”) to take action on this Plan. If at said meeting of the Company’s Shareholders two-thirds of the outstanding shares of common stock, par value $.01 per share (the “Common Stock”), of the Company vote for the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such Shareholder approval is obtained (the“Adoption Date”).

      2.     After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, including the liquidation of its subsidiary Classic Custom Vacations, a California corporation (“CCV”), and distribute its assets in accordance with this Plan and that certain Liquidation and Indemnification Agreement, dated as of January 22, 2002 (the “Liquidation Agreement”), by and among the Company, Expedia, Inc., a Washington corporation (the “Purchaser”), Thayer Equity Investors III, L.P., a Delaware limited partnership, and Debbie A. Lundquist, the current Executive Vice President, Chief Financial Officer and Treasurer of the Company. In addition, no later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

      3.     From and after the Adoption Date and subject to the provisions of Section 6 below, the Company shall complete the following corporate actions:

(a) The Company shall sell substantially all of its assets and liabilities, by and among the Purchaser, the Company and CCV related to CCV’s business, to the Purchaser pursuant to an Asset Purchase Agreement dated January 22, 2002, and shall collect, sell, exchange or otherwise dispose of all of its remaining property and assets in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and its Shareholders. In connection with such collection, sale, exchange and other disposition, the Company shall marshal its assets and collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company and CCV which are not otherwise transferred to the Purchaser. As part of the foregoing, the Company shall liquidate and dissolve CCV in a manner consistent with this Plan.

(b) The Company shall pay or, as determined by the Board, make reasonable provision to pay, all claims and obligations of the Company and CCV, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

(c) The Company shall distribute pro rata to the Company’s Shareholders all available cash including the cash proceeds of any sale, exchange or disposition, of any of its assets except such cash, property or assets as are required for paying or making provision for the claims and obligations of the Company and CCV. Such distribution may occur all at once or in a series of distributions and shall be in cash in such amounts, and at such time or times as the Board, in its absolute discretion, may determine.

If and to the extent deemed necessary, appropriate, or desirable by the Board, in its absolute discretion, the Company may establish and set aside a reasonable amount (the “Contingency Reserve”) to satisfy claims against the Company and CCV, including, without limitation, tax obligations and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash and/or property.

      4.     The distributions to the Company’s Shareholders pursuant to Section 3 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s Shareholders, the Board, in its absolute discretion, may require Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft, or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Company’s Shareholders, the Board, in its absolute discretion, may require Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity.

      The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earlier to occur of (i) the close of business on the record date fixed by the Board for the final liquidating distribution, or (ii) the date on which the Company ceases to exist under the New York Business Corporation Law whether by merger, dissolution (following any post-dissolution continuation period thereunder) or otherwise, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

      5.     If any distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder, or for any other reason, the distribution to which the Shareholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction as is authorized by applicable law to receive the proceeds of the distribution. The proceeds of the distribution shall thereafter be held solely for the benefit of and for ultimate distribution to the Shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distributions revert to or become the property of the Company.

      6.     The Board, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Company’s Shareholders, may choose to merge the Company with and into a liquidating trust (the “Trust”) or transfer any or all of the assets of the Company to one or more liquidating trustees, for the benefit of the Company’s Shareholders (the “Trustees”), under the Trust, if the Board determines that such a merger or transfer is in the best interests of the Shareholders and reasonably likely to provide either a larger final liquidating distribution to the Shareholders or minimize the potential liability of the Shareholders with respect to any potential or actual liquidating distribution. If the Board determines that a transfer to the Trust (whether by merger or otherwise) is in the best interests of the Shareholders then upon consummation of such transfer, the Shareholders will receive a distribution of uncertificated, non-transferable interests in the Trust and the Trust will take the necessary actions to effect a final liquidating distribution of the Trust generally in accordance with the procedures set forth for the Company in this Plan, subject to applicable law. In contemplation of effecting such a merger, a Plan of Merger (the “Plan of Merger”), pursuant to which the Company would merge with and into the Trust, has been approved by the Board, is attached hereto and is incorporated by reference as a part of this Plan.

      The Board is hereby authorized to appoint one or more individuals, corporations, partnerships, or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents, or representatives of the Company, to act as the Trustee or Trustees for the benefit of the Company’s Shareholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title, and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, the Trustees shall have the full power to liquidate, deal with, give receipt for and manage all of the property and assets conveyed to the Trustees by the Company (whether by merger or otherwise), to the exclusion of the Company and its officers and directors (if the Company’s existence has not been terminated), and any conveyance of assets to the Trustees (whether by merger or otherwise) shall be deemed to be a distribution of property and assets by the Company to its Shareholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be solely in their capacity as Trustees. The Company, subject to this Section 6 and as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement or merger agreement with the Trust or the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate, or desirable.

      Adoption of this Plan by two-thirds of the outstanding shares of Common Stock shall constitute the approval of the Company’s Shareholders of the Plan of Merger, any appointment of Trustees and any liquidating trust agreement and/or merger agreement as their act and as a part hereof as if herein written.

      7.     After the Adoption Date, assuming the Company is not merged into the Trust or otherwise ceases to exist, the officers of the Company shall, at such time as the Board, in its absolute discretion, deems necessary, appropriate or desirable, file with the Secretary of State of the State of New York a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the New York Business Corporation Law and obtain any certificates required from the New York tax authorities related to such dissolution.

      8.     Adoption of this Plan by two-thirds of the outstanding shares of Common Stock shall constitute the approval of the Company’s Shareholders of the sale, exchange, or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange, or other disposition which are conditioned on adoption of this Plan.

      9.     In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

      10.     In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by two-thirds of the outstanding shares of Common Stock shall constitute the approval of the Company’s Shareholders of the payment of any such compensation.

      11.     The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and its by-laws and any contractual arrangements, for actions taken in connection with the Plan and the winding up of the affairs of the Company as well as for actions taken theretofore. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary to cover the Company’s obligations hereunder.

      12.     Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Shareholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Company’s Shareholders if it determines such action to be in the best interest of the Company or the Shareholders; provided, however, that if the Board determines that the amendment or modification of this Plan will materially and adversely affect the interests of the Shareholders, it will submit such amendment or modification to the Shareholders for approval. The Board and the officers of the Company shall approve any changes to the terms of transactions related to the liquidation, to interpret the Liquidation Agreement and the related transaction documents and to take whatever additional action that may become necessary in order to carry out the provisions of this Plan.

      13.     The Board is hereby authorized, without further action by the Shareholders, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

Exhibit B

PLAN OF MERGER

      This Plan of Merger (the “Plan”) of Classic Vacation Group, Inc., a New York corporation (the “Company”), is hereby submitted for approval to the shareholders of the Company by order of the Board of Directors of the Company (the “Board”) pursuant to Section 903 of the New York Business Corporation Law (the “NYBCL”) as part of a Plan of Liquidation and Dissolution of the Company approved by the Board. Approval of this Plan requires a vote of two-thirds of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); each such share is entitled to one vote.

      1.     Merger. Pursuant to Section 901(c)(1) of the NYBCL and Section 3815 of the Delaware Business Trust Act (the “DBTA”), at the Effective Time (as defined below), the Company shall merge (the “Merger”) with and into Classic Vacation Group Liquidating Trust, a Delaware business trust (the “Liquidating Trust”).

      2.     Effective Time. The effective time of the Merger (the “Effective Time”) shall be at such time, assuming and following approval of this Plan by the Company’s shareholders, as the Board determines, in its sole discretion, that the Merger is in the best interests of the Company’s shareholders.

      3.     Constituent Entities; Surviving Entity. The constituent entities of the Merger are the Company and the Liquidating Trust, and the Liquidating Trust shall be the surviving entity (sometimes referred to herein as the “Surviving Entity”). The Company was originally formed under the name Allied Bus Corp. pursuant to a Certificate of Incorporation dated July 17, 1959, and subsequently changed its name to Global Vacation Group, Inc. and then to Classic Vacation Group, Inc.

      4.     Outstanding Securities. As of February 8, 2002:

(a) 14,392,825 shares (the “Shares”) of the Common Stock were issued and outstanding. The Company does not anticipate issuing additional securities prior to the Merger; and

(b) the Liquidating Trust had no holders of beneficial interest and the Liquidating Trust will not issue any interests prior to the Merger.

      5.     Merger Consideration. At the Effective Time, each Share shall be exchanged for one (1) uncertificated, non-transferable, non-voting interest of beneficial ownership in the Liquidating Trust (collectively, the “Interests”).

      6.     Surviving Entity Charter. The Declaration of Trust of the Liquidating Trust prior to the Merger shall be the charter of the Surviving Entity. The sole purpose of the Surviving Entity shall be to liquidate any remaining assets of the Company after the Merger and distribute such assets net of any remaining liabilities, if any, to the holders of the Interests.

      7.     Agreement of Merger. The Board, without further approval from the Company’s shareholders, is authorized to enter into an agreement, on behalf of the Company, with the Liquidating Trust effecting the Merger on terms consistent with the NYBCL and the DBTA and not inconsistent with this Plan.

      8.     Abandonment. This Plan may be abandoned in its entirety by the Board in its sole discretion without approval of such abandonment by the Company’s shareholders.

B-1

FORM OF PROXY

REVOCABLE PROXY

CLASSIC VACATION GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Classic Vacation Group, Inc. hereby appoints Debbie A. Lundquist and Joseph K. Grabow, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned shareholder at the Special Meeting of Shareholders to be held at 9:00 a.m., on March 8, 2002, at the offices of the Company, One North Street, San Jose, California 95113, and at any adjournment thereof, upon the matters set forth on the reverse side of this card.

(Continued and to be dated and signed on reverse side)

Please date, sign and mail your proxy card as soon as possible.

Special Meeting of Shareholders
Classic Vacation Group, Inc.
March 8, 2002

     The Board of Directors recommends a vote FOR Proposal 1:

     1.     A proposal:

(a)	To approve the sale by the Company of substantially all of its assets to Expedia, Inc., a Washington corporation, for approximately $5 million in cash plus the cancellation of approximately $47 million of the Company’s outstanding debt and the assumption of certain liabilities, all to be effected pursuant to an Asset Purchase Agreement, dated as of January 22, 2002, and
(b)	To approve and authorize a proposed Plan of Complete Liquidation and Dissolution of the Company including the possible merger of the Company into a liquidating trust pursuant to a proposed Plan of Merger, if the Board determines in its reasonable judgment that the utilization of such a liquidating trust would be cost-efficient or otherwise in the best interests of the Company’s shareholders.

________ FOR	_______ AGAINST	_______ ABSTAIN

     2.     Such other business as may properly come before the Special Meeting and any adjournments thereof.

Signature(s) ________________________________ Date: ________________ , 2002

NOTE: (Signatures should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.)

Form of Proxy

Classic Vacation Group, Inc. Special Meeting to be held on 03/08/02 at 09:00 A.M. PST
For holders as of 02/08/02

This proxy is solicited on behalf of the Board of Directors.

The Board of Directors recommends a vote FOR Proposal 1.

1.	Approve and adopt: (A) the sale of substantially all of the Company's assets to Expedia, Inc. pursuant to an Asset Purchase Agreement dated Jan. 22, 2002, and (B) a proposed Plan of Complete Liquidation and Dissolution, including the possible merger of the Company into a liquidating trust pursuant to a proposed Plan of Merger; as more fully described in the Proxy Statement	FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

*NOTE* Such other business as may properly come before the meeting or any adjournment thereof

	Signature			Date